Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

COSTAR GROUP, INC.,

MATRIX MERGER SUB, INC.,

MATRIX MERGER SUB II LLC,

and

MATTERPORT, INC.

Dated as of April 21, 2024

i

Section 9.7	No Third-Party Beneficiaries	83
Section 9.8	Governing Law	83
Section 9.9	Specific Performance	83
Section 9.10	Consent to Jurisdiction	84
Section 9.11	Counterparts	84
Section 9.12	WAIVER OF JURY TRIAL	84

Appendix A	1

Exhibit A – Form of Voting Agreement
Exhibit B – Form of Private Warrant Conditional Exchange Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 21, 2024 (this “Agreement”), is made by and among CoStar Group, Inc., a Delaware corporation (“Parent”), Matrix Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Matrix Merger Sub II LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Matterport, Inc. a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, it is proposed that Merger Sub I will merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of Class A Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the First Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) will be converted into the right to receive a combination of cash and Parent Shares;

WHEREAS, immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of Parent in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA” and such second step merger, the “Second Merger,” and, together with the First Merger, the “Mergers”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved this Agreement, the Mergers upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable, fair to and in the best interests of the Company and its stockholders, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (d) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, (a) the boards of directors or managing member, as applicable, of each of Parent, Merger Sub I and Merger Sub II have unanimously (i) approved this Agreement, the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Merger Sub I, Merger Sub II and their respective stockholders or members, as applicable, and (b) the board of directors or managing member, as applicable, of Merger Sub I and Merger Sub II has recommended the approval of this Agreement by Parent, as Merger Sub I’s sole stockholder and Merger Sub II’s sole member;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement certain stockholders of the Company, including certain directors and officers of the Company who are stockholders of the Company, have entered into a voting agreement with Parent in the form attached as Exhibit A hereto (together, the “Voting Agreements”) pursuant to which, and subject to the terms thereof, among other things, the foregoing stockholders agreed to vote all the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Mergers and the transactions contemplated hereby; and

WHEREAS, each of Parent, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1             Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

Article II

THE MERGERS

Section 2.1            The Mergers. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the First Merger and as a Subsidiary of Parent (the “Surviving Corporation”). In the event that the Threshold Percentage is at least 40%, upon the terms and subject to the conditions of this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation will be merged with and into Merger Sub II and Merger Sub II will continue as the surviving entity in the merger and as a wholly owned Subsidiary of Parent (the “Surviving LLC”) in accordance with the applicable provisions of the DGCL and the DLLCA. Notwithstanding anything to the contrary in this Agreement, if (and only if) the Threshold Percentage is less than 40%, the Parent shall have the right, in its sole and absolute discretion, to abandon the Second Merger at any time prior to the Effective Time.

Section 2.2             The Closing. Subject to the provisions of Article VII, the closing of the Mergers (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place by the electronic exchange of signatures and documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3             Effective Times.

(a)           Subject to the provisions of this Agreement, on the Closing Date, each of the Company, Parent and Merger Sub I shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The First Merger shall become effective on the date and time at which the First Certificate of Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub I and the Company and set forth in the First Certificate of Merger, being hereinafter referred to as the “First Effective Time”). In the event that the Threshold Percentage is at least 40%, immediately following the First Effective Time, each of the Surviving Corporation, Parent and Merger Sub II shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged, delivered to and filed with the Secretary as provided under the DGCL and DLLCA. The Second Merger shall become effective on the date and time at which the Second Certificate of Merger has been accepted for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub II and the Surviving Corporation and set forth in the Second Certificate of Merger, being hereinafter referred to as the “Second Effective Time”).

(b)           The Mergers shall have the effects set forth in the applicable provisions of the DGCL, the DLLCA, this Agreement and the Certificates of Merger. Without limiting the generality of the foregoing, from and after the Second Effective Time, the Surviving LLC shall possess all properties, rights, privileges, powers and franchises of the Company, Merger Sub I and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Company, Merger Sub I and Merger Sub II shall become the claims, obligations, liabilities, debts and duties of the Surviving LLC.

Section 2.4             Governing Documents.

(a)           At the First Effective Time, by virtue of the First Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub I, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL; and in the event the Threshold Percentage is less than 40%, the name of the Surviving Corporation shall be “Matterport, Inc.”.

(b)           At the Second Effective Time, by virtue of the Second Merger and without necessity of further action by the Surviving Corporation or any other Person, the certificate of formation and limited liability company agreement of the Surviving LLC shall be amended and restated to be identical to the certificate of formation and limited liability company agreement of Merger Sub II, until thereafter amended in accordance with the applicable provisions of the certificate of formation and limited liability company agreement of the Surviving LLC and the DLLCA; provided that the name of the Surviving LLC shall be “Matterport, LLC”.

Section 2.5             Board of Directors. At the First Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the board of directors of the Surviving Corporation effective as of, and immediately following, the First Effective Time shall consist of the members of the board of directors of Merger Sub I immediately prior to the First Effective Time or such other individuals designated by Parent at the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At the Second Effective Time, the Surviving Corporation and the Surviving LLC shall take all necessary action such that the Managing Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC immediately prior to the Second Effective Time shall remain the Managing Member after the Second Effective Time.

Section 2.6             Officers. From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, the officers of the Company immediately prior to the First Effective Time or such other individuals designated by Parent as of the First Effective Time shall be the officers of the Surviving Corporation. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of formation and limited liability agreement of the Surviving LLC and applicable Law, the officers of the Surviving Corporation immediately prior to the Second Effective Time or such other individuals designated by Parent as of the Second Effective Time shall be the officers of the Surviving LLC.

Article III

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1             Effect of First Merger on Securities. At the First Effective Time (or such other time specified in this Section 3.1), by virtue of the First Merger and without any action on the part of the Company, Parent, Merger Subs or any holder of any securities of the Company or Merger Sub I or any other Person, the following shall occur:

(a)           Expiration or Cancellation of Company Securities. Each share of Company Common Stock held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Merger Subs or any of their wholly owned Subsidiaries immediately prior to the First Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)           Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive, in accordance with the terms of this Agreement, (i) a number of validly issued, fully paid and nonassessable Parent Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to Section 3.6 with respect to the right to receive cash in lieu of fractional Parent Shares, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”) and (ii) $2.75 per share, without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration and the Fractional Share Consideration, collectively, the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or non-certificated shares represented by book-entry evidence (“Book-Entry Shares”) which, in each case, immediately prior to the First Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration therefor, together with the amounts, if any, payable pursuant to Section 3.2(g).

(c)           Conversion of Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become 100 fully paid, non-assessable shares of common stock, $0.0001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the First Effective Time and that are held by any Person who has not voted in favor of, or consented to, the Mergers and properly demands appraisal of such shares of Company Common Stock pursuant to Section 262 of the DGCL and who otherwise complies in all respects with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into Merger Consideration as provided in Section 3.1(b), but rather the holders of Dissenting Shares shall be entitled to only those rights as are granted by Section 262 of the DGCL (it being understood and acknowledged that at the First Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the First Effective Time into, and shall have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 3.1(b) (without interest and less any amounts entitled to be deducted or withheld pursuant to Section 3.2(f)) upon the surrender of the Certificates or Book-Entry Shares previously representing such Dissenting Shares. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands (it being understood that, subject to good faith consultation with Parent, the Company has the right to direct and control any such negotiations and proceedings). Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, (i) make any payment with respect to, or settle or offer to settle, any such demands, (ii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL, or (iii) agree to do any of the foregoing.

(e)           Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(e) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f)            Cancellation of Surviving Corporation Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest of the Surviving LLC.

Section 3.2             Payment and Issuance of Merger Consideration for Securities; Exchange of Certificates.

(a)           Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the First Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Exchange Agent”), reasonably acceptable to the Company, to act as exchange agent for the payment and issuance of the Merger Consideration (including any applicable Fractional Share Consideration), and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities with respect thereto. At or immediately following the First Effective Time (but, in any event, substantially concurrently with the Closing), Parent shall deposit, or cause to be deposited, with the Exchange Agent, (i) evidence of Parent Shares (which shall be in uncertificated book-entry form) representing the full number of Parent Shares issuable pursuant to Section 3.1(b) equal to the aggregate Per Share Stock Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration, together with the aggregate amount of cash included in the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, the “Exchange Fund”). Parent shall, after the First Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable pursuant to Section 3.2(g). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b)           Procedures for Exchange. As promptly as practicable after the First Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Certificates, which shares of Company Common Stock were converted into the right to receive the Merger Consideration at the First Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for delivery of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration delivered upon the surrender for exchange of Certificates will be deemed to have been delivered in full satisfaction of all rights pertaining to shares of Company Common Stock formerly represented by such Certificates. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of delivery of the Merger Consideration that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such delivery will have paid any transfer or other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal or surrender such Book-Entry Shares to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Book-Entry Share shall be entitled to receive the Merger Consideration that such holder is entitled to receive for each share of Company Common Stock formerly represented by such Book-Entry Share. Delivery of the applicable Merger Consideration, with respect to Book-Entry Shares, shall only be made to the Person in whose name such shares are registered. Parent shall cause the Exchange Agent to deliver as soon as reasonably practicable after the First Effective Time (and in any event, within three Business Days thereafter), the Merger Consideration and, if applicable, on the appropriate payment date, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g) deliverable for each such Book-Entry Share. Until surrendered or exchanged as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement and the right to receive any applicable Fractional Share Consideration and, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration deliverable upon the surrender or exchange of the Certificates or Book-Entry Shares.

(c)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest accrued with respect thereto) which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the First Effective Time shall be delivered to the Surviving LLC, upon written demand, and any such holders prior to the First Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving LLC as a general creditor thereof for payment of their claims for Merger Consideration, including, if applicable, any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Shares in accordance with Section 3.2(g), (without any interest thereon), subject to abandoned property, escheat or similar Law.

(d)           No Liability. None of Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving LLC, or the Exchange Agent shall be liable to any Person in respect of Merger Consideration or other amounts held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration will become the property of Parent or the Surviving LLC to the extent it would otherwise escheat to the extent permitted by Law, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Investment of Exchange Fund. The Exchange Agent Agreement shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Parent or, after the Second Effective Time, the Surviving LLC; provided that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available) and no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses. Any interest or income produced by such investments will be payable to the Surviving LLC or Parent, as directed by Parent.

(f)           Withholding. Parent, Merger Sub I, Merger Sub II, the Exchange Agent, the Surviving LLC, and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority on behalf of the Person in respect of which such deduction or withholding is made, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

(g)           Dividends or Distributions. Subject to the provisions of Section 3.1(d), no dividends or other distributions with respect to Parent Shares with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4, and, if required by Parent, an indemnity bond) or Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws and the provisions of Section 3.1(d), following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 3.4) or Book-Entry Shares, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

Section 3.3             Company Equity Awards.

(a)           Treatment of Company Options.

(i)           At the First Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the First Effective Time, other than each Company Option that is held by an individual who, as of immediately prior to the Closing, is no longer an employee or other service provider to the Company or its Subsidiaries (a “Former Employee Option”) shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be converted into and thereafter evidence an option to acquire Parent Shares with respect to that number of Parent Shares that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Conversion Factor, rounded down to the nearest whole number of Parent Shares (after such conversion, “Rollover Options”), at an exercise price per Parent Share equal to the quotient obtained by dividing (x) the per share exercise price of Company Option by (y) the Equity Award Conversion Factor, rounded up to the nearest whole cent, provided, however, that the exercise price and the number of Parent Shares covered by such Rollover Option will be determined in a manner that is intended to be consistent with the requirements of Sections 424(a) and 409A of the Code.

(ii)          At the First Effective Time, each Former Employee Option (whether or not vested) that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive (such amounts, the “Former Employee Option Consideration”):

A.           A number of Parent Shares equal to the product of (x) the number of shares of Company Common Stock subject to such Former Employee Option as of immediately prior to the First Effective Time and (y) the quotient obtained by dividing (1) the excess, if any, of (I) the Equity Award Per Share Stock Consideration Value over (II) the product of (a) the Stock Consideration Percentage times (b) the exercise price per share of Company Common Stock applicable to the Former Employee Option, by (2) the Parent Closing Share Price; and

B.           an amount in cash (the “Option Cash Consideration”) equal to product of (x) the number of shares of Company Common Stock subject to such Former Employee Option as of immediately prior to the First Effective Time and (y) the excess, if any, of (1) the Per Share Cash Consideration over (2) the product of (I) the Cash Consideration Percentage times (II) the exercise price per share of Company Common Stock applicable to such Former Employee Option.

For the avoidance of doubt, if the Merger Consideration Value is less than or equal to the per share exercise price of a Former Employee Option, the Former Employee Option will be cancelled and terminated for no consideration. Parent shall, or shall cause the Surviving LLC to, deliver the Former Employee Option Consideration to each holder of Former Employee Options, less any required withholding Taxes and without interest, within ten (10) Business Days following the First Effective Time, and the Option Cash Consideration shall be paid through the regular payroll pay practices of the Company and its Subsidiaries; provided that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by first reducing any Option Cash Consideration payable under this clause (ii) and then (with respect to any remaining withholding Taxes required to be paid by or collected on behalf of such holder) by retaining a number of Parent Shares having a fair market value (determined by reference to the closing price of a Parent Share on the Closing Date) equal to the minimum statutory amount required to be withheld, rounded up to the nearest whole Parent Share.

(b)           Treatment of Company RSUs. At the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time, other than each Company RSU that is set forth on Schedule 3.3(b) and becomes fully vested automatically as a result of the Closing (an “Accelerated RSU”), shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, be converted into and thereafter evidence an award of restricted stock units (after such conversion, a “Rollover RSU Award”) relating to a number of Parent Shares that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU award as of immediately prior to the First Effective Time, multiplied by (ii) the Equity Award Conversion Factor, rounded down to the nearest whole number of Parent Shares.

(c)           Treatment of Accelerated RSUs. At the First Effective Time, each Accelerated RSU that is outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of Parent, the Company or the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the Merger Consideration per each share of Company Common Stock subject to each such Accelerated RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) as provided in Section 3.1(b) (the “Accelerated RSU Consideration”). Parent shall, or cause the Surviving LLC to, deliver the Accelerated RSU Consideration to each holder of Accelerated RSUs within ten (10) Business Days following the First Effective Time. Notwithstanding anything herein to the contrary, with respect to any Accelerated RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the First Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d)           Form S-8. Parent shall file with the SEC, at or as soon as reasonably practicable after the First Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to Parent Shares issuable with respect to the Rollover Options and Rollover RSU Awards. The Company shall assist Parent in the preparation of such registration statement and provide Parent with all information reasonably requested by Parent for such preparation.

(e)           Further Covenants. Following the First Effective Time, each Rollover RSU Award and Rollover Option shall be subject to the same terms and conditions as had applied to the corresponding Company Equity Award as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the First Merger, subject to such adjustments as reasonably determined by Parent to be necessary or appropriate to give effect to the conversion or the First Merger. Prior to the First Effective Time, the parties shall take all actions that Parent and the Company determine are reasonably necessary or desirable to effectuate the provisions of this Section 3.3, including obtaining board or committee consents or adopting or assuming a Company Equity Plan by Parent, assisting in the preparation of any Form S-8 or other registration statement (including providing Parent all information reasonably requested by Parent for such preparation) and, if requested by Parent, terminating any Company Equity Plan effective as of the First Effective Time. Each party shall provide the other party with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 3.3. The parties hereto acknowledge and agree that the receipt of Rollover Options and Rollover RSU Awards constitute an “Assumption” within the meaning of the Company’s 2021 Incentive Award Plan.

(f)           Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take or cause to be taken all actions as may be required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. Prior to the First Effective Time, the Company shall take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the First Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the First Effective Time occurs; (y) after review and consent of Parent, make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the First Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 3.1(b). As promptly as practicable following the purchase of shares of Company Common Stock in accordance with the preceding sentence, the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. Immediately prior to and effective as of the First Effective Time (but subject to the consummation of the First Merger), the Company shall terminate the Company ESPP. To the extent required by the Company ESPP, the Company shall provide notice to all Company ESPP participants describing the treatment of the Company ESPP pursuant to this Section 3.3(f).

(g)           For purposes of this Agreement:

(i)            “Cash Consideration Percentage” means (x) the Per Share Cash Consideration divided by (y) Merger Consideration Value.

(ii)           “Equity Award Conversion Factor” means the sum of (x) the Exchange Ratio plus (y) the quotient obtained by dividing (1) the Per Share Cash Consideration by (2) the Parent Closing Share Price.

(iii)          “Equity Award Per Share Stock Consideration Value” means an amount in cash equal to the product of (x) the Exchange Ratio and (y) the Parent Closing Share Price.

(iv)         “Merger Consideration Value” means an amount in cash equal to the sum of (x) the Equity Award Per Share Stock Consideration Value plus (y) the Per Share Cash Consideration.

(v)           “Parent Closing Share Price” means the VWAP for the five (5) consecutive Trading Day period ending on the Trading Day immediately preceding (but not including) the Closing Date.

(vi)         “Stock Consideration Percentage” means (x) the Equity Award Per Share Stock Consideration Value divided by (y) the Merger Consideration Value.

Section 3.4            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent in its discretion and as a condition precedent to the payment of any Merger Consideration, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5            Transfers; No Further Ownership Rights. From and after the First Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable Law. If Certificates or Book-Entry Shares are presented to the Surviving Corporation, Surviving LLC, Parent or Exchange Agent for transfer following the First Effective Time, they shall be cancelled and exchanged as provided for in this Agreement. Payment of the Merger Consideration in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 3.6             Fractional Shares. No fractional Parent Shares shall be issued in connection with the First Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the Average Parent Share Price; provided, that, for purposes of this Section 3.6, (x) if the Average Parent Share Price is greater than or equal to the Ceiling Price, then the Average Parent Share Price shall be set at the Ceiling Price and (y) if the Average Parent Share Price is less than or equal to the Floor Price, then the Average Parent Share Price shall be set at the Floor Price. As soon as practicable after the First Effective Time and the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

Section 3.7            Tax Treatment.

(a)           In the event that the Threshold Percentage is at least 40%, for U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company: (i) intend that the Mergers, taken together, is intended to be treated as a single integrated transaction that is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code and (ii) agree to treat and report the Mergers for all Tax purposes (including on all applicable Tax Returns) as qualifying for the Intended Tax Treatment, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or other applicable Law).

(b)          If Section 3.7(a) applies, the parties acknowledge and agree that for purposes of determining the value of Parent Shares to be received by Company’s stockholders pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the Closing Date; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be NASDAQ; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent Shares by reference to the methodology described in this Section 3.7(b) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or other applicable Law).

(c)           Notwithstanding Section 3.7(a), each of Parent, Merger Sub I, Merger Sub II and the Company acknowledge that Parent shall not be required to make any payments in Parent Shares under this Agreement other than those payments specified in Section 3.1 and Section 3.3, and in the event that the Threshold Percentage is less than 40%, then none of Parent, Merger Sub I, Merger Sub II and the Company shall be required to file any Tax Returns or take any position in accordance with the Intended Tax Treatment. Each of Parent and the Company further agree to notify the other party as promptly as practicable of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d)           For purposes of this Agreement:

(i)           “Per Share Stock Consideration Value” means the value of Parent Shares equal to the product of (x) the Exchange Ratio and (y) the Average Parent Share Price.

(ii)           “Threshold Percentage” means the quotient, expressed as a percentage, obtained by dividing (x) the Per Share Stock Consideration Value by (y) the sum of (1) the Per Share Stock Consideration Value plus (2) the Per Share Cash Consideration (for this purpose, including any other amounts treated as consideration other than stock of Parent, as determined pursuant to Treasury Regulations Section 1.368-1(e)).

(e)           Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of itself and the Company stockholders acknowledge and agree that (i) none of Parent, Merger Sub I, Merger Sub II or any Person acting on behalf of Parent, Merger Sub I or Merger Sub II has made or is making any express or implied representation or warranty or other assurances with respect to the tax treatment or consequences of the Mergers, including whether or not the Mergers will qualify for the Intended Tax Treatment, which representations or warranties are expressly disclaimed by Parent, Merger Sub I and Merger Sub II and (ii) neither the Company, including any Person acting on behalf of the Company, nor Company stockholders are entitled to rely on any such representation or warranty, if made. The Company, on behalf of itself and the Company stockholders acknowledge and agree that, except as expressly provided otherwise in this Agreement, the Company stockholders will be solely responsible for payment of any Tax obligations that the Company stockholders may have related to this Agreement and the Mergers, and that neither the Buyer nor any of its Affiliates shall be responsible for, or are providing indemnification or reimbursement for, any such obligations.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed on or after January 1, 2023 and publicly available at least one (1) Business Day prior to the date hereof and only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article IV (including any exhibits and other information incorporated by reference therein but excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), it being understood that this clause (i) shall not be applicable to Section 4.1(a), the last sentence of Section 4.1(b) or the last three sentences of Section 4.1(c) (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) and Section 4.3 (Authority Relative to Agreement), or (ii) the corresponding sections of the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

Section 4.1             Organization and Qualification; Subsidiaries.

(a)           Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The Company has made available to Parent true, correct and complete copies of (i) the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”), (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”), and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s Subsidiaries. There has not been any violation of any of the provisions of the Company Charter or the Company Bylaws, including all amendments thereto, or of the equivalent organizational or governing documents of any of the Company’s Subsidiaries, the Company has not taken any action that is inconsistent with any resolution adopted by the stockholders of the Company, the Company Board or any committee thereof, and no Subsidiary of the Company has taken any action that is inconsistent with any resolution of the securityholders of such Subsidiary of the Company or any equivalent governing body of such Subsidiary of the Company.

(c)           Section 4.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Company, and the jurisdictions in which each Subsidiary is qualified to conduct business. All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries (i) is a participant in any joint venture, partnership or similar arrangement or (ii) has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

Section 4.2             Capitalization.

(a)           As of the close of business on April 17, 2024 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 640,000,000 shares of Company Common Stock, (A) 314,511,057 of which were issued and outstanding and (B) none of which were held in treasury, and (ii) 30,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”) and no shares of Company Preferred Stock were issued and outstanding. None of the Company’s Subsidiaries owns any shares of Company Common Stock or has any option or warrant to purchase any shares of Company Common Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)           As of the close of business on the Capitalization Date, the Company has no shares of Company Common Stock or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 63,319,401 shares of Company Common Stock subject to outstanding Company RSUs, Company Options, and the Private Warrants, (ii) assuming a Purchase Price (as defined in the Company ESPP) for the Offering Period in effect on the date of this Agreement is equal to 85% of the Fair Market Value (as defined in the Company ESPP) on the first day of that Offering Period and further assuming that contribution rates do not change during such Offering Period, a maximum of 1,492,876 shares of Company Common Stock that may be purchased pursuant to such Offering Period, and (iii) 15,442,949 shares of Company Common Stock reserved for future issuance under the Company Equity Plans for awards not yet granted. All shares of Company Common Stock subject to issuance under the Company Equity Plans, upon issuance prior to the First Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the Capitalization Date, there are no declared or unpaid dividends or dividend equivalents with respect to any outstanding shares of Company Common Stock, Company Options or Company RSUs. All outstanding Company Equity Awards have been issued under a Company Equity Plan and, by their terms, may be treated at the First Effective Time as set forth in Section 3.3.

(c)           The Company has provided Parent a list (the “Equity Award Schedule”), as of the Capitalization Date, of all outstanding Company Equity Awards, including the type of Company Equity Award, the Company Equity Plan that such Company Equity Award was issued under, the name of the holder of such Company Equity Award, the number of shares of Company Common Stock subject to such Company Equity Award, the exercise price and expiration date with respect thereto, if any, the applicable grant date thereof, the applicable vesting schedule with respect thereto, any unpaid dividend equivalents and whether or not the applicable Company Equity Award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries. The Company shall provide Parent with an updated Equity Award Schedule within three (3) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(d)           As of the close of business on the Capitalization Date, other than the Company Equity Awards and the Private Warrants, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, shareholders’ rights plans or other agreements, convertible securities, awards of equity-based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of the Company or any of its Subsidiaries. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Common Stock, Company Equity Awards or other Equity Interests (including shares of Company Preferred Stock) other than shares of Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(e)           There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries. There are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(f)           Except for the Voting Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries, other than any such agreements solely between and among the Company and any of its Subsidiaries or solely between and among two or more Subsidiaries of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(g)           All of the outstanding Equity Interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all material Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(h)          Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3             Authority Relative to Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Mergers. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote and filing the Certificate of Mergers with the Secretary as required by the DGCL and the DLLCA, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

(b)           The Company Board, at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement, the Mergers and the other transactions contemplated hereby, (ii) determined that this Agreement, the Mergers and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation (provided, that any change, modification or rescission of such recommendation by the Company Board in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)), and (iv) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Stockholders’ Meeting.

Section 4.4             No Conflict; Required Filings and Consents.

(a)           None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Mergers and the other transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a change of control or default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Mergers and the other transactions contemplated hereby, other than (i) the filing with the SEC of a proxy statement in definitive form relating to the matters to be submitted to the Company’s stockholders at the Stockholders’ Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the First Merger (including any Parent Shares issued as Former Employee Option Consideration or pursuant to any Private Warrant Conditional Exchange Agreement), in which the Proxy Statement will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (ii) the filing of the Certificates of Merger with the Secretary in accordance with the DGCL and the DLLCA, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of The Nasdaq Global Market, (vi) such other items required solely by reason of the participation of Parent or Merger Subs in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5             Permits; Compliance With Laws.

(a)           The Company and its Subsidiaries (i) are in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, qualifications, registrations, clearances, Consents, waivers, approvals, orders, deviations, licenses and certificates of any Governmental Authority, and (ii) have filed all tariffs, reports, notices and other documents with any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Company Permits”), and all Company Permits are in full force and effect and no suspension, modification, or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, modification or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits, and neither the Company nor any of its Subsidiaries has received any written notice regarding a default or violation in respect of any of the Company Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           None of the Company or any of its Subsidiaries is, and since July 21, 2021 has not been, in conflict with, in default under or in violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 21, 2021, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6             Company SEC Documents; Financial Statements.

(a)           Since January 1, 2022, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of The Nasdaq Global Market, and none of the Company SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any of its Subsidiaries relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including all related notes) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates and for the respective periods referred to therein (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, the absence of notes and any other adjustments described therein, including in any notes thereto) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)           Without limiting the generality of Section 4.6(a), (i) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2022, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.7             Form S-4; Proxy Statement. The Proxy Statement and the Form S-4 will not, on the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Merger Subs (or any of their Affiliates) for inclusion therein. The Proxy Statement and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.8             Disclosure Controls and Procedures.

(a)           The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(b)           Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9             Absence of Certain Changes or Events. From January 1, 2024 to the date of this Agreement:

(a)           the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice;

(b)           there has not occurred any adverse change, event, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c)           there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date hereof through the First Effective Time without Parent’s written consent, would constitute a breach of Section 6.1(a) through (x).

Section 4.10          No Undisclosed Liabilities. Except for those liabilities and obligations (a) as specifically reflected, and adequately disclosed or reserved against in the Company Financial Statements filed prior to the date hereof in the Company SEC Documents, (b) incurred in the ordinary course of business since January 1, 2024, consistent with past practice in all material respects, or (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the date hereof, the Company and its Subsidiaries are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11           Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.12           Employee Benefit Plans.

(a)           Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may, with respect to individual offer letters for “at-will” employment that do not contain severance, termination or change in control benefits, reference a form of such Company Benefit Plan that is materially consistent with such offer letter). The Company has made available to Parent a true and substantively complete copy of each material Company Benefit Plan and all amendments thereto and a true and substantively complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each currently effective summary plan description and summary of material modifications, (iii) the most recently filed annual report filed with any Governmental Authority (including on IRS Form 5500), (iv) the most recent annual financial and actuarial reports; (v) any material, non-routine correspondence with a Governmental Authority since July 21, 2021, (vi) the most recent written results of any required compliance testing and (vii) the most recently received letter received from a Governmental Authority regarding the tax-qualified status of the Company Benefit Plan (including any IRS determination letter or IRS opinion letter).

(b)           Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) since July 21, 2021, no proceeding (other than routine claims for benefits and including an audit, action, suit, litigation, arbitration, or investigation) has been pending against or involving or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law or, if not yet due, accrued to the extent required by, and in accordance with, GAAP, and (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c)           (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter upon which it is entitled to rely, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d)           Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), (i) any defined benefit plan, including any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) any termination indemnity program, long-service awards, jubilee payment program or other similar program or arrangement.

(e)           Neither the execution or delivery of this Agreement nor the consummation of the Mergers will (either alone or in connection with any other event) (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any payment or benefit (including any loan forgiveness), (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor, or any Company Benefit Plan or its Subsidiaries or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(f)            None of the Company or its Subsidiaries has any obligations for post-retirement health, death, life insurance or other welfare benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(g)           There is no Contract, agreement, plan or arrangement which requires the Company or its Subsidiaries to pay a Tax gross-up or Tax reimbursement payment to any Person, including, without limitation, with respect to any Tax-related payments under Section 280G or Section 4999 of the Code.

(h)           No amount or benefit that has been or could be received (whether in cash or property or the vesting of property) by any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) pursuant to any Company Benefit Plan or other Contract, agreement, plan or arrangement between such individual and the Company or any of its Subsidiaries could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement.

(i)           Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code since January 1, 2009.

(j)           Except as would not have a Company Material Adverse Effect, all Company Benefit Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Authority having jurisdiction, with respect to such Company Benefit Plans, any determination or registration required in order to give effect to such Company Benefit Plan, (ii) if they are intended to qualify for special tax treatment, satisfy in all material respects the requirements for such treatment and (iii) to the extent providing pension, termination indemnities, long-service awards, jubilee payments, post-termination welfare benefits or similar payments or benefits are set forth on Section 4.12(j) of the Company Disclosure Letter and are fully funded or book reserved, as applicable, in accordance with GAAP.

(k)           Neither the Company nor any of its Subsidiaries is or has at any time been the employer or connected with or an associate of (as those terms are used in the Pensions Act 2004 of the United Kingdom) the employer of a UK defined benefit pension plan. No current or former employee of the Company or any of its Subsidiaries has transferred into employment with the Company or any of its Subsidiaries pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom, as amended, who at any time prior to the transfer was a member of a UK defined benefit pension plan.

Section 4.13           Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by any works council, collective bargaining or other collective labor agreement. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts, lockouts, grievances, work stoppages or other labor disputes pending or, to the Knowledge of the Company, threatened in writing, and, since July 21, 2021, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, lockout, grievance, work stoppage or other labor dispute. To the Knowledge of the Company, since July 21, 2021, there has been no pending or threatened organizing campaign and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b)           The Company and its Subsidiaries have not implemented any location closing or employee layoffs during the three year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation and where any liability remains unsatisfied.

(c)           To the Knowledge of the Company, no allegation of sexual or other unlawful harassment has been made since July 21, 2021 against any current officer of the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries is in material breach of any obligation to consult with or provide information to any works council, labor union or other labor or employee organization in connection with the execution of this Agreement or the consummation of the transactions contemplated or required hereby.

Section 4.14           Intellectual Property; IT Systems.

(a)           Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each patent, copyright and trademark that is Registered IP that is Company Intellectual Property (“Company Registered IP”), (ii) the jurisdiction in which such item of Company Registered IP has been registered, issued or filed, the date of registration, issuance or application, and the applicable application, registration, serial or other similar identification number, (iii) the record (and if different, beneficial) owner and (iv) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest. All Company Registered IP is valid, enforceable (except to the extent entailed by the pendency of applications for patents, copyright, or other intellectual property), and subsisting. No Company Registered IP is involved in, and neither the Company nor any of its Subsidiaries has received, since July 21, 2021, any written charge, complaint, claim, demand or notice regarding, any pending or threatened interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, action or claim in which the ownership, use, scope, validity or enforceability of any Company Registered IP is being or has been contested or challenged (not including office actions or similar ordinary course notices in the prosecution of applications therein). All registration, maintenance and renewal fees due in connection with all Company Registered IP have been paid in full and all necessary documents in connection with such Registered IP have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Registered IP.

(b)          The Company and its Subsidiaries own, or have the valid and enforceable right to use, all Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries exclusively own all right, title and interest in and to the Company Intellectual Property, free and clear of any Liens other than Permitted Liens.

(c)           The conduct of the business of the Company and its Subsidiaries as conducted since July 21, 2021 and as currently conducted, including each of the Company Products, has not and does not infringe upon, misappropriate, or otherwise violate any Intellectual Property of any other Person. None of the Company or any of its Subsidiaries has received, since July 21, 2021, any written complaint, claim, demand or notice alleging any such infringement, misappropriation, or other violation by the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date hereof, no other Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property. There are no claims, actions or proceedings presently pending or threatened by the Company or any of its Subsidiaries against any Person alleging any such infringement, misappropriation, or other violation.

(d)           Each current and former officer, director, founder, employee, contractor and consultant of the Company and its Subsidiaries who have contributed to the invention, creation or development of any patents or patent applications or any material Intellectual Property purported to be owned by the Company or any of its Subsidiaries have executed written agreements pursuant to which such Person presently and irrevocably assigns to the Company or one of its Subsidiaries all of such Person’s rights in and to such inventions, creations or developments that may be owned by such Persons or that the Company or any of its Subsidiaries does not already own by operation of Law and waives all moral rights with respect to the foregoing in favor of the Company and its Subsidiaries. To the Knowledge of the Company, no such Person is in default or breach of any such agreements.

(e)          Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken reasonable measures to maintain and protect the secrecy and confidentiality of all trade secrets that are included in the Company Intellectual Property and other material proprietary confidential information owned by the Company or its Subsidiaries. To the extent that the Company or its Subsidiaries hold trade secret information or confidential information of any other Person, the Company and its Subsidiaries are in compliance with all material contractual requirements related to the maintenance and protection of such Person’s trade secrets and other confidential information held by the Company or its Subsidiaries. To the Knowledge of the Company, as of the date hereof, there has not been any unauthorized access to or use or disclosure of any such trade secrets or confidential proprietary information. Without limiting the generality of the foregoing, the Company and its Subsidiaries have in place, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any confidential information owned or held by the Company to be subject to contractual obligations of confidentiality thereof, and, to the Knowledge of the Company, as of the date hereof, no such Person is, or was during employment or engagement with the Company or its Subsidiaries, in violation of any such obligations of confidentiality.

(f)           Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property, (ii) the release, disclosure, or delivery of any source code for any Company Product by or to any escrow agent or other Person or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property, including any such grant, assignment or transfer by Parent or its Affiliates (excluding any such grant, assignment or transfer of any license or other right or interest that arises from any Contract to which Parent or any of its Affiliates is a party but neither the Company nor any of its Subsidiaries is a party).

(g)           To the Knowledge of the Company, none of the Company Products contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product. As of the date hereof, the Company has not received any material written claim or notice since July 21, 2021 alleging a breach of warranty or seeking indemnification relating to any Company Products.

(h)           No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and its Subsidiaries implement industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans. Notwithstanding the above, technical protection measures (i.e., passwords, license keys, and product activation technology) that are designed to prevent unauthorized use of Company Software outside their licensed scope will not be deemed to be Malicious Code.

(i)            No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not or was not an employee, consultant, or independent contractor of the Company or any of its Subsidiaries who needs or needed such source code to perform his or her job duties and who is or was bound by written contractual obligations of confidentiality. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not an employee, consultant, or independent contract of the Company or any of its Subsidiaries who needs such source code to perform his or her job duties and who is bound by a written confidentiality agreement restricting its use or disclosure. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person.

(j)            Neither the Company nor any of its Subsidiaries have used, incorporated, embedded or linked to any Open Source Software in any Company Software, and no Company Software is derived from any Open Source Software, in a manner that would require, or would condition the use or distribution of such Company Software or a portion thereof on (i) the disclosure, licensing, or distribution of any source code for a Company Product or any portion thereof, (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Software, (iii) licensing or otherwise distributing or making available a Company Software or any portion thereof for a nominal or otherwise limited fee or charge, or (iv) granting any rights to Company Intellectual Property to any licensee or other third party.

(k)          No funding, facilities, or personnel of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization, or research center were used to develop or create, in whole or in part, any Company Intellectual Property in any manner that has provided or would provide any such Governmental Authority, university, college, educational institution, multi-national, bi-national or international organization, or research center any ownership interest or other rights in or to any Company Intellectual Property.

(l)            The computers, computer software, code, websites, applications, databases, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets used by the Company and its Subsidiaries (the “IT Systems”) are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted. Without limiting the foregoing, (i) the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures designed to ensure that their IT Systems are free from Malicious Code, and (ii) the Company and its Subsidiaries have in effect reasonably appropriate disaster recovery, data back-up and business continuity plans, procedures and facilities for their business and have taken all reasonable steps designed to safeguard the security and the integrity of their IT Systems.

(m)          In the prior twelve (12) months, there has been no failure or other substandard performance of any IT Systems of the Company and its Subsidiaries which caused any material disruption to the business of the Company and its Subsidiaries. The Company and its Subsidiaries have not suffered any material data loss, business interruption or other harm as a result of any Malicious Code. There have not been any illegal or unauthorized intrusions, access or breaches of the security of any of the IT Systems that have resulted in any material liability to the Company or any of its Subsidiaries or have not been fully remediated. The Company and its Subsidiaries have implemented any and all critical security patches or upgrades that are generally available for the IT Systems.

Section 4.15           Data Privacy and Security.

(a)           The Company and its Subsidiaries and, to the Knowledge of the Company, its Data Partners, comply and, within the last five years, have complied in all material respects with all Privacy Laws, Company Privacy Policies and Contracts relating to the processing, privacy and security of Personal Information (collectively, the “Company Privacy Commitments”), including compliance with respect to (i) Personal Information of Company’s website visitors, customers or representatives of Company customers, the Company’s or its Subsidiaries’ own employees, or any other individual whose Personal Information is processed by the Company or its Subsidiaries; and (ii) the sending of solicited or unsolicited electronic or telephonic communications, including via email, text message or phone call. The Company and its Subsidiaries have implemented and maintained processes for identifying and redacting any Personal Information contained in the Spaces created by the Company Platform.

(b)           Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) trigger or require any notices to or consents from any Person; (ii) violate any Company Privacy Commitments; or (iii) give rise to any right of termination or other right to impair or limit the Company’s or its Subsidiaries’ right to own and process any Personal Information used in or necessary for the operation of the business of the Company or its Subsidiaries. Since July 21, 2021, the Company and its Subsidiaries (A) have, in all material respects, implemented and maintain complete, accurate and up to date records of responses to requests from individuals requesting access, rectification or deletion of Personal Information or other exercise of rights under Company Privacy Commitments and (B) have responded to all requests from individuals requesting access, rectification, deletion or other exercise of rights under Privacy Laws, in the time period and in accordance in all material respects with the other requirements of Company Privacy Commitments.

(c)           All Personal Information processed by the Company or its Subsidiaries has been collected fairly and lawfully (including through the provision of information notices and other disclosures (in the Company Privacy Policies or otherwise) and the collection of valid consent where required) and can be used legitimately in the manner used by the Company without breaching any Company Privacy Commitments. The Company and its Subsidiaries have, as of the date hereof and since July 21, 2021, posted and prominently made available on its websites, mobile applications and other mechanisms through which the Company or its Subsidiaries collects Personal Information, a Company Privacy Policy in conformance in all material respects with Privacy Laws. All Company Privacy Policies published by the Company are and, since July 21, 2021, have, in all material respects, been accurate, complete and consistent with the actual practices of the Company and its Subsidiaries with respect to the processing of Personal Information. As of the date hereof, no disclosure or representation made or contained in any Company Privacy Policy published by the Company has been intentionally inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission).

(d)          The Company and its Subsidiaries have in place written Contracts with all of their customers regarding the Company’s or its Subsidiaries’ processing of Personal Information on behalf of such customers. Such Contracts include written obligations that comply with the requirements of Privacy Laws in relation to the Company’s and its Subsidiaries’ processing and protection of Personal Information. When acting as a Data Processor on behalf of customers, the Company and its Subsidiaries do not process Personal Information for any purpose except on the instruction of the customer (unless required to do so by applicable Law). Neither the Company nor its Subsidiaries have transferred or permitted the transfer of Personal Information originating in the European Economic Area (“EEA”) or United Kingdom (“UK”) to outside the EEA or UK (as applicable), or otherwise across jurisdictional borders, except where such transfers have complied with the requirements of the Company Privacy Commitments and with reasonable safeguards in place for such transfer.

(e)           Where the Company or its Subsidiaries use a Data Partner to process Personal Information or otherwise share or disclose Personal Information with such Data Partner, there is in existence a Contract. Such Contract with the Data Partner includes written obligations in relation to the processing and protection of Personal Information and has agreed to comply with those obligations in a manner sufficient for the Company’s and its Subsidiaries’ compliance with Company Privacy Commitments, including where applicable, obligations for any party acting as a Data Processor (as defined under the Privacy Laws) to act only on the instructions of the Data Controller (as defined under the Privacy Laws) and such other terms as are required under Privacy Laws. To the Knowledge of the Company, no Data Partner has breached any such Contracts.

(f)           The Company and its Subsidiaries have, and have required all Data Partners to have, implemented administrative, physical and technical safeguards to protect and maintain the confidentiality, integrity, availability and security of Personal Information and any information technology systems owned by the Company or its Subsidiaries against any accidental, unlawful or unauthorized use, access, disclosure, modification, destruction, loss, or compromise or other processing (a “Security Incident”). The Company and its Subsidiaries use, and have at all times used, reliable methods designed to ensure the correct identity of the users of those with access to any information technology systems owned by the Company or its Subsidiaries, and have used reliable measures designed to protect the security and integrity of transactions executed through the IT Systems of the Company or its Subsidiaries.

(g)           In relation to any Security Incident and/or violation of Company Privacy Commitments, neither the Company, any Subsidiary, nor to the Knowledge of the Company, as of the date hereof, any Data Partner has: (i) notified in writing, or been required to notify in writing, any customer, consumer, employee, Governmental Authority or other Person or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Governmental Authority or other Person. To the Knowledge of the Company, as of the date hereof, there are no facts or circumstances that would give rise to the occurrence of (i) or (ii).

Section 4.16          Taxes.

(a)           (i) The Company and each of its Subsidiaries have duly and timely filed or caused to be filed all income Tax Returns and all other material foreign, federal, state, and local Tax Returns required to be filed by or with respect to any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true, complete and accurate in all material respects; (iii) all Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; and (v) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)           (i) Neither the Company nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or threatened audits, assessments, examinations or other Actions from any Taxing Authority, in each case, in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; (iii) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries (nor any predecessor of the Company or any of its Subsidiaries) has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, nor has any request been made in writing for any such extension or waiver; and (iv) no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority.

(c)           Neither the Company nor any of its Subsidiaries has engaged in or been a party to a transaction that is or is substantially similar to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax law in any tax year for which the statute of limitations has not expired.

(d)          The unpaid Taxes of the Company and its Subsidiaries did not, as of the December 31, 2023 exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the consolidated financial statements of the Company included in the Company SEC Documents (rather than in any notes thereto). Since the December 31, 2023, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(e)           The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of its Subsidiaries) or other Person.

(f)            No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries is currently in force.

(g)           Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or non-U.S. Tax purposes. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), (ii) as a transferee or successor, or (iii) by Contract.

(h)           Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business not primarily relating to Taxes).

(i)            Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Section 4.16(i) of the Company Disclosure Letter sets forth the entity classification, for U.S. federal and applicable state income tax purposes, of each Subsidiary of the Company.

(j)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of use of the installment sale or open transaction method to report a disposition on or prior to the Closing Date, adjustment under Section 481 of the Code resulting from any accounting method change or improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount or deferred revenue received on or prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) or any election under Section 965(h) of the Code.

(k)           None of the Company and any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code at any time in the last two years.

(l)            Neither the Company nor any of its Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or has ever filed or been the subject of an election pursuant to Section 897(i) of the Code; (ii) has been a or a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or non-U.S. law); (iv) has been a or a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(m)          No Subsidiary of the Company is or has been treated as an “expatriated entity” or “surrogate foreign corporation” under Section 7874 of the Code. No Subsidiary of the Company is or has at any time been a corporation treated as a domestic corporation pursuant to Section 7874 of the Code.

(n)           Each of the Company and its Subsidiaries has complied with all transfer pricing rules in all material respects. All documentation required by all relevant transfer pricing laws has been timely prepared by the Company and its Subsidiaries and, if necessary, retained.

(o)           The Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

(p)           No Subsidiary of the Company has engaged in any “extraordinary disposition” or “extraordinary reduction” as such terms are defined in Treasury Regulations Section 1.245A-5, nor is a successor to any “extraordinary disposition account” pursuant to Treasury Regulations Section 1.245A-5.

(q)           No Subsidiary of the Company that is a foreign corporation owned within the meaning of Section 958(a) by the Company or a United States Subsidiary of the Company owns United States property within the meaning of Section 956 of the Code.

(r)           Neither the Company nor any of its Subsidiaries (i) has taken or agreed to take any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, in each case, other than as contemplated by this Agreement.

Section 4.17           Material Contracts.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract that is in effect as of the date of this Agreement (other than (except with respect to clause (vi)) any Company Benefit Plan, Real Property Lease or Contract solely between or among the Company and/or any of its Subsidiaries, or any purchase orders, statements of work, quotations, order forms, or similar documents entered into in the ordinary course of business consistent with past practice that do not impose material obligations or restrictions on the Company or any of its Affiliates beyond the Company’s standard terms and conditions) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i)            constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)          (other than any Contract solely between or among the Company and its wholly-owned Subsidiaries) (A) provides for or governs the formation, creation, operation, management or control of any legal partnership, joint venture, strategic alliance or collaboration or (B) otherwise provides, in any material respects, for the sharing of Company revenues, profits, losses, costs or liabilities;

(iii)          involves either (A) annual payments by the Company and its Subsidiaries of collectively $1,000,000 or more or (B) aggregate payments by the Company and its Subsidiaries of collectively $2,500,000 or more;

(iv)         is with (A) a supplier or vendor of the Company to which the Company made payments pursuant to such Contract of more than $1,000,000 during the fiscal year ended December 31, 2023 (each a “Material Supplier”) or (B) a customer of the Company from which the Company received payments pursuant to such Contract of more than $600,000 during the fiscal year ended December 31, 2023 (each a “Material Customer”), other than any such Contract that is terminable by the Company upon notice of ninety (90) days or less without penalty;

(v)          pursuant to which (A) the Company or any of its Subsidiaries grants any Person any exclusive right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product (other than customer Contracts entered into in the ordinary course of business permitting the customer to make available Company products to its employees and end users) or (B) the Company or any of its Subsidiaries is granted any exclusive right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person;

(vi)         (A) is with any officer, employee or other individual service provider providing annual base salary in excess of $225,000 (other than any “at-will” contract that may be terminated by the Company or any of its Subsidiaries without liability upon thirty (30) days’ or less advance notice); (B) is a change in control, retention or severance contract (other than any contract that may be terminated by the Company or any of its Subsidiaries without liability upon thirty (30) days’ or less advance notice or any contract that provides for severance that is not in excess of severance payments required by applicable Law); or (C) is a collective bargaining agreement, works council agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization;

(vii)         is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (x) trade payables arising in the ordinary course of business consistent with past practice or (y) loans solely between or among the Company and its wholly-owned Subsidiaries);

(viii)       constitutes any acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) which have not been satisfied and fully terminated prior to the date of this Agreement and would reasonably be expected to result in the receipt of or making by the Company or any of its Subsidiaries of future payments in excess of $1,000,000;

(ix)          is an agreement entered into outside the ordinary course of business consistent with past practice that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(x)           grants any rights of first refusal or rights of first offer to any Person with respect to any material asset or Equity Interests of the Company or any of its Subsidiaries;

(xi)          is an agreement through which the Company or any of its Subsidiaries is purporting to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Charter, Company Bylaws and the organizational documents of the Company’s Subsidiaries);

(xii)        prohibits or restricts the Company or any of its Subsidiaries, or, after the First Effective Time, Parent, the Surviving Corporation, the Surviving LLC, or any of their respective Affiliates in any material respect from (A) engaging or competing in any line of business, in any geographical location or with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or Company Intellectual Property or other asset of the Company or any of its Subsidiaries), (B) soliciting any client or customer, in each case in any manner that is material to the Company or that would restrict in any material respect Parent or its Subsidiaries following the Closing, (C) selling, distributing or acquiring any products, services, Intellectual Property or other assets of or to any other Person in any geographic region, (D) developing or distributing any Intellectual Property, or (E) determining pricing for any Company Product in its discretion (including any Contract providing for “most favored nation” terms);

(xiii)       expressly limits or restricts the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their Equity Interests;

(xiv)       includes a covenant not to sue, consent, coexistence or similar agreement relating to the acquisition or disposition of or grant of any license with respect to, or limiting or restricting the ability of the Company or any of its Subsidiaries to use, assert, enforce, or otherwise exploit, any material Intellectual Property anywhere in the world;

(xv)        involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof in excess of $500,000 or (2) will impose any material continuing non-monetary obligations on the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing), including any monitoring or reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvi)        has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member (but for the avoidance of doubt not including any Company Benefit Plan or Company Equity Plan);

(xvii)       any Contract with any Governmental Authority other than contracts with an annual contract value of less than $250,000 and that are on one of the Company’s form agreements provided to Parent;

(xviii)     pursuant to which any material Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property against the Company or any of its Subsidiaries, other than (A) Contracts for commercially available hardware or software licensed or otherwise made available pursuant to shrink wrap, click through or other standard licensing terms and which are not incorporated into or bundled with Company Products, in each case, with annual or one-time license, maintenance, support and other fees of $500,000 or less, (B) Open Source Software Licenses, (C) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, (D) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, or (E) commercial contracts that provide for licenses ancillary to the products or service provided by Company or its Subsidiaries, including ancillary licenses granted by customers to customer-owned content or to feedback, or (F) vendor agreements, including, but not limited to, service provider and staffing agreements, pursuant to which ownership of any Intellectual Property Rights and deliverables are assigned to Company or any of its Subsidiaries and the total fees paid to such vendor in 2023 were less than $1,000,000; or

(xix)        pursuant to which any Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any Intellectual Property against any Person, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any software to any Person, other than (A) non-exclusive licenses to Company Products granted to customers in the ordinary course of business consistent with past practice pursuant to standard forms made available to Parent prior to the date hereof, (B) assignments or licenses of Company Product output or feedback to customers in the ordinary course of business consistent with past practice pursuant to standards forms made available to Parent prior to the date hereof, (C) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business consistent with past practice, (D) offer letters, employment agreements, invention assignment agreements, consulting agreements, and individual contracting agreements entered into in the ordinary course of business consistent with past practice on a form previously provided to Parent, (E) Contracts with vendors or service providers where Company Intellectual Property is only licensed or provided for the purpose of those vendor or service providers providing services for the sole benefit of Company, its Subsidiaries, or its or their customers and (F) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business consistent with past practice solely to enable the advertising and marketing of Company Products.

(b)           Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions) and (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty is in breach of or default under the terms of any Company Material Contract. Neither the Company nor any of its Subsidiaries has received any notice or claim from any third party to any Company Material Contract of any violation, default, termination, cancellation, or discontinuance under any Company Material Contract. The term “Company Material Contract” shall, except for purposes of preparing the list included in Section 4.17(a) of the Company Disclosure Letter, be deemed to also include any Contract entered into after the date of this Agreement that if entered into prior to the date hereof, would qualify as a Company Material Contract. True, correct and complete copies of each Company Material Contract as of the date of this Agreement have been made available by the Company to Parent, in each case prior to the date of the Agreement.

Section 4.18           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license, easement and other similar agreement, together with any amendments, renewals and guarantees thereof or thereto (each, a “Real Property Lease”) and the street address of each parcel under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property pursuant to a Real Property Lease at which operations of the Company and its Subsidiaries are conducted (the “Leased Real Property”). The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Real Property Lease is valid, binding and in full force and effect; (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty, is in breach or default under any Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material default by the Company, any of its Subsidiaries or any counterparty under any Real Property Lease; and (iii) the Company or the applicable Subsidiary has, to the Company’s Knowledge, a good and valid leasehold interest, subject to the terms of the Real Property Lease applicable thereto, in each parcel of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c)           As of the date of this Agreement, none of the Leased Real Properties have been leased or subleased to any Person other than the Company or any of its Subsidiaries.

(d)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violation of any Law relating to any Leased Real Property.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Authority with respect to any Leased Real Property, or negotiations for the purchase of any Leased Real Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

Section 4.19           Environmental. Except as would not have a Company Material Adverse Effect:

(a)           the Company and its Subsidiaries are, and since July 21, 2021, have been, in compliance with all applicable Environmental Laws, including possessing all Company Permits applicable to their operations under all Environmental Laws;

(b)           there is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c)           since July 21, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, or claim from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law;

(d)           neither the Company nor any of its Subsidiaries is a party or subject to any Order relating to compliance with Environmental Law or the investigation, remediation, removal or cleanup of Hazardous Materials, and neither the Company nor any Company Subsidiary has entered into any Contract with another Person of which the primary purpose thereof was to assume, undertake or otherwise become subject to any liability of another Person under any Environmental Law;

(e)           to the Knowledge of the Company, with respect to the Leased Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that would reasonably be expected to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons;

(f)           neither the Company nor any of its Subsidiaries has been identified by any Governmental Authority as a potentially responsible party under CERCLA or any similar state or foreign Law at any site; and

(g)          the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments and other material environmental information prepared since July 21, 2021 in its possession relating to the Company or its Subsidiaries and its current or former properties or operations.

Section 4.20          Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote or consent of holders of Equity Interests in the Company that is required to authorize this Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement.

Section 4.21          Fairness Opinion. The Company Board has received the opinion (the “Fairness Opinion”), dated as of the date hereof, of Qatalyst Partners LP (“Qatalyst Partners”) to the effect that, as of the date hereof and based on and subject to the various limitations, qualifications, assumptions and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of shares of Company Common Stock. A signed copy of such opinion will be made available to Parent solely for informational purposes promptly after the Company’s receipt thereof.

Section 4.22          Brokers. Except for those Persons set forth in Section 4.22 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, advisory or similar fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all such Contracts with Qatalyst Partners and the other Persons set forth in Section 4.22 of the Company Disclosure Letter related to the Mergers and the other transactions contemplated hereby.

Section 4.23          Insurance. Section 4.23 of the Company Disclosure Letter contains a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) each current insurance policy of the Company and its Subsidiaries is in full force and effect and all premiums due thereon have been paid in full, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation, default, non-renewal or termination has been received with respect to any such policy. Such insurance policies are sufficient for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Company Material Contracts. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy.

Section 4.24          Takeover Statutes. Assuming the accuracy of Parent’s and Merger Subs’ representations and warranties set forth in Section 5.16, the Company has taken all action necessary to exempt the Mergers and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar federal or state Law (including Section 203 of the DGCL). No similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Voting Agreement, the Mergers or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25          Affiliate Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Company Benefit Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.26          Anti-Bribery; Anti-Money Laundering; Sanctions.

(a)          The businesses of each of the Company and each of its Subsidiaries are being, and since July 21, 2021 have been, conducted in compliance with the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). The Company and its Subsidiaries have maintained accurate books and records and established sufficient internal controls and procedures to ensure compliance with the Anti-Bribery Laws. There are no internal investigations or, to the Knowledge of the Company, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.26(a). To the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b)           The operations of the Company and its Subsidiaries are, and since July 21, 2021, have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c)           The Company and its Subsidiaries have, within the last five years, been in material compliance with applicable Sanctions and Trade Controls Laws. Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, or agent thereof, (a) is or has been in the last five years, a Sanctioned Person, or (b) is engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person. As of the date hereof, to the Knowledge of the Company, there is no current investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions or Trade Controls Laws by the Company and its Subsidiaries, and within the last five years, the Company and its Subsidiaries have not received any written notice that there is any investigation, review, audit, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

Section 4.27           Ownership of Parent Shares. The Company does not own (beneficially or otherwise) any Parent Shares or other Equity Interests in Parent or any options, warrants or other rights to acquire Parent Shares or other Equity Interests in Parent (or any other economic interest through derivative securities or otherwise in Parent). None of the Company, its Subsidiaries, nor any of its respective “affiliates” and “associates,” (as such terms are defined in Section 203 of the DGCL) is an “interested stockholder” of Parent, as defined in Section 203 of the DGCL.

Section 4.28          Material Customers and Suppliers. (i) At no time since January 1, 2023 has the Company or any of its Subsidiaries been in any material dispute with any of its Material Customers or Material Suppliers, and (ii) at no time since January 1, 2023, to the Knowledge of the Company, has the Company or any of its Subsidiaries received any written notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier has suspended, terminated or materially reduced, or intends to suspend, terminate or materially reduce, its relationship with the Company or any of its Subsidiaries.

Section 4.29          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, any certificate delivered by the Company and the Voting Agreements, none of the Company, any of its Affiliates or any other Person on behalf of the Company or any of its Affiliates makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Subs or their Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and in any certificates delivered by Parent, Merger Subs or any of their Representatives in connection with the transactions contemplated hereby, (a) none of Parent, Merger Subs or any of their respective Representatives makes, or has made, any representations or warranties relating to Parent, Merger Subs or Parent’s business or otherwise in connection with the Mergers, (b) the Company is not relying on any representation or warranty of Parent or Merger Subs, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, and any of its Subsidiaries or any of their Representatives and (c) no Person has been authorized by Parent or Merger Subs to make any representation or warranty relating to Parent or Merger Subs or their businesses or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party. Nothing in this Section 4.29 shall impact any rights of any party to this Agreement in respect of fraud with respect to the representations and warranties made by the Company in this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in (i) the Parent SEC Documents filed on or after January 1, 2023, and publicly available at least one (1) Business Day prior to the date hereof and only to the extent it is reasonably apparent on its face that such disclosure is relevant to any Section or subsection of this Article V (including any exhibits and other information incorporated by reference therein but excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature), it being understood that this clause (i) shall not be applicable to Section 5.1(a) or the last sentence of Section 5.1(b) (Organization and Qualification), Section 5.2 (Capitalization) and Section 5.3 (Authority Relative to Agreements), or (ii) the corresponding sections of the Parent Disclosure Letter, Parent and Merger Subs hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1             Organization and Qualification.

(a)           Each of Parent and each Merger Sub is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub I and Merger Sub II is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent has made available to the Company true, correct and complete copies of the Parent Organizational Documents. There has not been any violation of any of the provisions of the Parent Organizational Documents.

Section 5.2             Capitalization.

(a)           The authorized capital stock of Parent consists of (i) 1,200,000,000 Parent Shares, of which, as of the close of business on April 17, 2024 (the “Parent Capitalization Date”), there were 408,343,887 Parent Shares issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares of Parent Preferred Stock were issued and outstanding. No Subsidiary of the Parent owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)           As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 2,052,560 Parent Shares subject to outstanding options to purchase Parent Shares under the Parent Equity Plans, (ii) 500,700 Parent Shares underlying Parent restricted stock unit awards and deferred stock unit awards granted under the Parent Equity Plans, (iii) 3,320,641 Parent Shares underlying Parent restricted stock awards granted under the Parent Equity Plans, (iv) 701,769 Parent Shares available for purchase under the Parent Amended and Restated Employee Stock Purchase Plan (the “Parent ESPP”), and (v) 13,408,295 Parent Shares reserved for future issuance under the Parent Equity Plans (other than the Parent ESPP) for awards not yet granted. As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock subject to or reserved for issuance. All of the Parent Shares reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c)           As of the close of business on the Parent Capitalization Date, other than the Equity Interests identified in clauses (a) and (b) above, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions, preemptive rights, anti-dilution rights or other rights, shareholders’ rights plans or other agreements, convertible securities, awards of equity-based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of Parent or any of its Subsidiaries.

(d)           There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any of its Subsidiaries, other than any such agreements solely between and among Parent and any of its Subsidiaries or solely between and among two or more Subsidiaries of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

Section 5.3             Authority Relative to Agreement.

(a)           Parent and Merger Subs have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby, including the Mergers. The execution, delivery and performance of this Agreement by Parent and Merger Subs, and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate or limited liability company action by Parent and Merger Subs, and no other corporate or limited liability company action on the part of Parent and Merger Subs is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(b)           The board of directors or similar governing body of each of Parent and Merger Subs has unanimously (i) approved and adopted this Agreement, the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers, this Agreement and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Merger Subs and their respective stockholders, and (iii) recommended the approval of this Agreement by Parent, as Merger Subs’ sole stockholder or sole member, as applicable. Parent, acting in its capacity as the sole stockholder or sole member, as applicable, of Merger Sub I and Merger Sub II, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and no further vote of, or consent by, Parent, Merger Subs or their respective stockholders is required.

Section 5.4             No Conflict; Required Filings and Consents.

(a)           None of the execution, delivery or performance of this Agreement by Parent and Merger Subs or the consummation by Parent and Merger Subs of the transactions contemplated hereby will (with or without notice or lapse of time, or both) directly or indirectly (i) conflict with or violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Merger Subs) or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a default under, or any loss of any benefit under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to any material Contract to which Parent or any of its Subsidiaries is a party, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of Merger and the other transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement and the Form S-4, (ii) the filing of the Certificates of Merger with the Secretary in accordance with the DGCL and the DLLCA, (iii) compliance with applicable requirements under any applicable foreign, federal or state securities or Blue Sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and Foreign Investment Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5            Parent Shares. Upon issuance, the Parent Shares that are issued as Merger Consideration (including any Parent Shares issued as Former Employee Option Consideration and pursuant to any Private Warrant Conditional Exchange Agreement) will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens).

Section 5.6             Permits; Compliance with Laws.

(a)           Parent and its Subsidiaries (i) are in possession of all authorizations, permits, franchises, grants, easements, variances, exemptions, exceptions, permissions, Consents and certificates of any Governmental Authority, (ii) have filed all tariffs, reports, notices and other documents with necessary for Parent and its Subsidiaries to operate their businesses as currently conducted (clauses (i) and (ii), collectively, the “Parent Permits”), and all Parent Permits are in full force and effect and no suspension, modification, or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, modification or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, and neither Parent nor any of its Subsidiaries has received any written notice regarding a default or violation in respect of any of the Parent Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           None of Parent nor any of its Subsidiaries is, and since January 1, 2022, has not been, in conflict with, in default under or in violation of any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2022, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7             Parent SEC Documents; Financial Statements.

(a)           Since January 1, 2022, Parent has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, proxy statements, schedules, statements, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Parent SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any of its Subsidiaries relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of interim financial statements, subject to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, and the absence of notes).

(c)           Without limiting the generality of Section 5.6(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2022, neither Parent nor, to the Knowledge of Parent, any Representative of Parent, has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Parent has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act, and (iv) no enforcement action has been initiated or, to the Knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d)           Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose, result or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

Section 5.8             Disclosure Controls and Procedures.

(a)           Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(b)           Neither Parent nor any of its Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

Section 5.9            Absence of Certain Changes or Events. Since January 1, 2024 through the date of this Agreement, there has not occurred any adverse change, event, effect or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10          No Undisclosed Liabilities. Except for those liabilities and obligations (a) as specifically reflected, and adequately disclosed or reserved against in the Parent Financial Statements filed prior to the date hereof in the Parent SEC Documents, (b) incurred in the ordinary course of business since January 1, 2024, consistent with past practice in all material respects, or (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect as of the date hereof, Parent and its Subsidiaries (including Merger Subs) are not subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of Parent.

Section 5.11           Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.12          Form S-4; Proxy Statement. The Proxy Statement and the Form S-4 will not, on the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with the terms hereof), or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Subs with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein. The Proxy Statement and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 5.13          Sufficient Funds. Parent has, as of the date of this Agreement, and at the Closing shall have, funds sufficient and available to consummate the transactions contemplated hereby, and pay all associated costs and Expenses of the Mergers (including any fees and expenses related to the transactions contemplated hereby).

Section 5.14          Capitalization of Merger Subs. The authorized share capital of Merger Sub I consists of 100 shares, $0.0001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub I is, and at the First Effective Time will be, directly or indirectly owned by Parent. All of the issued and outstanding equity interests of Merger Sub II are, and at the Second Effective Time will be, directly or indirectly owned by Parent.

Section 5.15          No Prior Operations of Merger Subs. The Merger Subs were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.16          Share Ownership. Neither Parent nor Merger Subs owns (beneficially or otherwise) any Company Common Stock or other Equity Interests in Parent or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company). Neither Parent nor Merger Subs nor any of their respective Subsidiaries or the “affiliates” or “associates” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of such entity is, nor at any time in the last three years has it been, an “interested stockholder” of the Company, in each case, as defined in Section 203(c) of the DGCL.

Section 5.17          Tax Treatment. Neither Parent nor any of its Subsidiaries (i) has taken or agreed to take any action that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, in each case, other than as contemplated by this Agreement.

Section 5.18          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, none of Parent, any of its Affiliates or any other Person on behalf of Parent or any of its Affiliates makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company or its Affiliates or Representatives in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement. Parent and Merger Subs each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by the Company or any of its Representatives in connection with the transactions contemplated hereby or in the Voting Agreements, (a) neither the Company, any of its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to the Company, the Company’s Subsidiaries or the Company’s business or otherwise in connection with the Mergers, except for those expressly set forth in this Agreement or in any such certificate, (b) none of Parent, Merger Subs, or their Affiliates is relying on any representation or warranty of the Company, its Subsidiaries or Affiliates, including any representation or warranty with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Subs or any of their Affiliates or Representatives, except, in each case, for those expressly set forth in this Agreement or in any such certificate, and (c) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with this Agreement and the Mergers, and if made, such representation or warranty must not be relied upon by Parent, Merger Subs or their Affiliates as having been authorized by such party. Nothing in this Section 5.17 shall impact any rights of any party to this Agreement in respect of fraud with respect to the representations and warranties made by the Company in this Agreement.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1             Conduct of Business by the Company Pending the Mergers. The Company covenants and agrees that, between (and including) the date of this Agreement and the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in advance in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), (c) may be expressly required or permitted pursuant to this Agreement or (d) set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, the Company (x) shall, and shall cause each of its Subsidiaries to use reasonable best efforts to conduct its business and the business of its Subsidiaries in all material respects in the ordinary course of business consistent with past practice, and to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its current business organization and material assets, and to preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations; and (y) shall not, and shall not permit any of its Subsidiaries to:

(a)             amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws (or the comparable organizational or governing documents of any of its Subsidiaries);

(b)           (A) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests or rights, other than repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that are outstanding as of the date hereof or (B) enter into any agreement with respect to the voting of Company Common Stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(c)           issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its Subsidiaries’ capital stock or other Equity Interests, or any options, restricted stock units, restricted stock awards, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or Equity Interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock (i) upon the exercise, vesting or settlement of Company Equity Awards or Private Warrants that are outstanding as of the date hereof or (ii) in respect of any awards existing on the date hereof under the Company ESPP in respect of the Final Offering Period;

(d)           authorize, declare, set aside, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests, other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)           except as required under the terms of a Company Benefit Plan or collective bargaining agreement, in each case, as in effect on the date hereof, (i) increase, or promise to increase, or accelerate the vesting or timing of payment of, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, except, with respect to employees whose annual base salary is less than $250,000, for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice but in any event not to exceed 6% of annual base salaries in the aggregate for such employees or 10% of annual base salary for any such individual (in each case, calculated prior to any such increase), (ii) establish, adopt, renew, enter into (other than offer letters entered into in the ordinary course of business in substantially the form provided to Parent that provide for at-will employment and that provide for no severance or change in control benefits), materially amend or terminate any Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), other than changes to welfare benefits in the ordinary course of business consistent with past practice in connection with annual renewals that would not have a material financial impact on Parent, the Company or any of its Subsidiaries following the Closing, (iii) enter into, adopt, renew, materially amend or terminate any collective bargaining, works council, or other collective labor agreement with any labor union, works council or similar employee representative body, or recognize any labor union, works council or similar employee representative body as a bargaining (or similar employee) representative; or (iv) hire, terminate (other than for cause), promote, demote or change the employment status or title of any employee, individual consultant or other individual service provider who is or upon hiring or promotion will become an employee of the Company whose annual base salary is in excess of $250,000 or an officer of the Company or any of its Subsidiaries;

(f)            grant, confer, award, extend the exercisability of or accelerate the vesting of any Company Equity Awards or any other equity-based compensation award under a Company Equity Plan;

(g)           acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any Equity Interest in or material amount of assets of any Person, business or division thereof, or sell, lease, license or otherwise subject to a Lien other than a Permitted Lien or otherwise dispose of any material tangible properties, rights (excluding Intellectual Property) or assets of the Company or its Subsidiaries other than (i) the purchase of equipment and sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to agreements in effect prior to the execution of this Agreement or (iii) entered into after the date hereof in the ordinary course of business consistent with past practice in accordance with the terms of this Agreement with total consideration not exceeding $2,500,000 in value, it being understood that clause (iii) shall not include any acquisition by the Company of a Person, its business or substantially all of its assets or Equity Interests;

(h)           sell, lease, license (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice), abandon, permit to lapse or expire, dedicate to the public, subject to a Lien other than a Permitted Lien or otherwise dispose of any material Company Intellectual Property, except pursuant to transactions solely among the Company and its wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries of the Company;

(i)            (A) incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or create, assume, issue, guarantee or otherwise become liable for any such indebtedness for any Person, except for indebtedness incurred solely between or among the Company or any of its wholly owned Subsidiaries or (B) make any loans, advances or capital contributions to, or investments in, any other Person, except for (i) trade receivables arising in the ordinary course of business consistent with past practice, or (ii) loans solely between or among the Company and its wholly-owned Subsidiaries;

(j)             implement any employee layoffs that would require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign state or local Law;

(k)           enter into, modify, amend, renew or terminate (i)(A) any Company Material Contract with a Material Customer (other than in the ordinary course of business consistent with past practice, but excluding any Company Material Contract that is, or if so entered into, would constitute a Company Material Contract under Section 4.17(a)(xii), which shall be governed by clause (C) below), (B) any Company Material Contract with a Material Supplier (other than in the ordinary course of business consistent with past practice, but excluding any Company Material Contract that is, or if so entered into, would constitute a Company Material Contract under Section 4.17(a)(iii) or Section 4.17(a)(xii), which shall be governed by clause (C) below or (C) any Company Material Contract (other than a Company Material Contract with a Material Customer or a Material Supplier, which shall be governed by clause (A) or clause (B) respectively above), (ii) any Real Property Leases or (iii) any Contract which if so entered into, modified, amended or terminated would (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(l)           fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company Registered IP other than in the ordinary course of business consistent with past practice regarding Registered IP that is not material to the conduct of the business of the Company and its Subsidiaries, or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company Intellectual Property (other than where such trade secrets are required to be disclosed as part of a patent application filed by Company or its Subsidiaries);

(m)           make any material change to its methods of accounting in effect at December 31, 2023, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP or (iii) as required by a change in applicable Law;

(n)           implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(o)           except as contemplated by this Agreement, with respect to the Company and its Subsidiaries, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(p)           commence (other than any collection action in the ordinary course of business), settle or compromise or otherwise voluntarily resolve any Action, other than the compromise or settlement of any Action that is not brought by Governmental Authorities and that: (i) is for an amount not to exceed, for any such compromise or settlement individually, $1,000,000, or in the aggregate, $2,000,000 and (ii) does not impose any material continuing non-monetary obligations on the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Closing), including any monitoring or reporting obligations to any other Person;

(q)           knowingly take any action that is intended to materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date;

(r)           incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent, or delay any material capital expenditures;

(s)           waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice;

(t)            cancel any material insurance policies, materially reduce the amount of insurance coverage, or fail to renew any material insurance policies upon expiration on substantially the same terms as those in place on the date of this Agreement, to the extent insurance policies on such terms are available on commercially reasonable terms;

(u)           engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

(v)           enter into any new line of business;

(w)          with respect to the Company and each of its Subsidiaries (i) make or change any material Tax election (which shall include, for the avoidance of doubt, any entity classification election in accordance with Treasury Regulations under Section 7701 of the Code and any election pursuant to Section 965 of the Code), (ii) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, adopt or change any method of Tax accounting, (iv) file or amend any material Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (vi) surrender any right to claim or make a claim for a material Tax refund, (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) assume any liability for the Taxes of any other Person (whether by Contract or otherwise), (ix) change its residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation, (x) enter into intercompany transactions giving rise to material deferred gain or loss of any kind or (xi) fail to accrue or pay when due any material Taxes; or

(x)           agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to, resolve or enter into any agreement to do any of the foregoing.

Section 6.2             Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)           Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (and shall use their respective reasonable best efforts to, unless agreed otherwise), file a mutually acceptable Proxy Statement and Form S-4 within thirty (30) days after the date hereof. The Proxy Statement will be included in and will constitute a part of the Form S-4. Subject to Section 6.5 and the other applicable terms of this Agreement, the Proxy Statement shall reflect the Company Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of Company Financial Advisor to permit the Company to include in the Proxy Statement), in its entirety, the Fairness Opinion, together a summary thereof. Each of the parties shall use reasonable best efforts, and the Company shall cooperate (including by causing its Subsidiaries, Representatives and controlled Affiliates to cooperate) with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Mergers and the transactions contemplated hereby. Parent shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Shares in the Mergers, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders, members or other holders of a beneficial interest in their Equity Interests, as may be reasonably requested in connection with any such action. To the extent not prohibited by Law, (i) each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be required or as may be reasonably requested in connection with the Proxy Statement, Form S-4, a Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to the SEC, The Nasdaq Global Market or NASDAQ, or pursuant to any state securities or Blue Sky laws, in connection with the Mergers and the other transactions contemplated hereby (collectively, the “Filing Documents”), (ii) each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments from the SEC or advise of any oral comments or any request from the SEC for amendments or supplements to the Proxy Statement or the Form S-4, and (iii) Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Form S-4 or any Filing Document prior to filing such with the SEC, The Nasdaq Global Market or NASDAQ, or pursuant to any state securities or Blue Sky laws (provided, that without limiting the foregoing, no amendment or supplement to the Proxy Statement shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed), and shall give good faith consideration to any reasonable comments thereon made by the other party or its counsel.

(b)           The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders of the record date established for the Stockholders’ Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Subs or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Merger Subs which should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4, so that the Proxy Statement or the Form S-4 (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c)           As promptly as practicable after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Stockholders’ Meeting in compliance with SEC Rule 14a-13 and, from time to time, conduct additional broker searches as reasonably requested by Parent or as reasonably necessary to comply with the following sentence. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining the Requisite Stockholder Approval and, if applicable, the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within forty (40) calendar days after such declaration, or if the Company’s nationally recognized proxy solicitor advises that forty (40) days from the date of effectiveness is insufficient time to submit and obtain the Requisite Stockholder Approval, such later date to which Parent consents (such consent not to be unreasonably withheld, conditioned or delayed)). The record date for the Stockholders’ Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in the Agreement, (i) the Company shall not postpone or adjourn the Stockholders’ Meeting without the prior consent of Parent other than (x) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or Form S-4 that is required by applicable Law is properly disclosed to the Company’s stockholders or (y) to the extent necessary to obtain a quorum if, as of the time at which the Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stockholders’ Meeting; and (ii) the Company (A) may postpone or adjourn the Stockholders’ Meeting up to three times for up to 10 days each time and (B) shall postpone or adjourn the Stockholders’ Meeting up to three times for up to 10 days each time if Parent requests such postponement or adjournment, in each case, in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the adoption thereof.

(d)           The Company Board shall, except in the case of an Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 4.3, and, unless the Company Board has made an Adverse Recommendation Change, shall use reasonable best efforts to solicit the Requisite Stockholder Approval. Notwithstanding any Adverse Recommendation Change in compliance with Section 6.5, this Agreement shall be submitted to the Company’s stockholders at the Stockholders’ Meeting for a vote on the approval and adoption thereof, and nothing contained herein shall be deemed to relieve the Company of such obligation. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Article VIII, the Company agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or the making of any Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Stockholders’ Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of The Nasdaq Global Market, the adoption of this Agreement and the transactions contemplated hereby (including the Mergers and the Company Stockholder Advisory Vote) shall be the only matter (other than procedural matters, including a customary proposal regarding adjournment or postponement of the Stockholders’ Meeting) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

Section 6.3             Actions, Consents, and Filings.

(a)           In accordance with the terms and subject to the conditions of this Agreement (including Section 6.16), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Mergers set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Mergers, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided, that the Company shall not be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto), and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make, or cause to be made, all required filings under the HSR Act, and thereafter as soon as reasonably practicable make or cause to be made any other applications and filings required under the Antitrust Laws and Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby, including the Mergers, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials (including responding to any “second request”) received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority under any Antitrust Laws or Foreign Investment Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Mergers, (C) if any Action is brought challenging any of the transactions contemplated hereby as violative of any Antitrust Laws or Foreign Investment Laws, use reasonable best efforts to contest and defend (including through appeal) such Action, in order to avoid the entry of, or seek to have vacated, reversed or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, enjoin, prohibit or delay the consummation of the transactions contemplated by this Agreement, and (D) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation, inquiry or litigation under any Antitrust Laws or Foreign Investment Laws, in each case to allow the Closing to occur as expeditiously as practicable. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent shall pay all filing fees required under the HSR Act or other Antitrust Laws or Foreign Investment Laws with respect to the transactions contemplated hereby.

(b)           Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be required to effect or undertake (or be required to agree or consent to), and, without the prior written consent of Parent, the Company, its Subsidiaries and their respective Affiliates shall not effect or undertake (or be required to agree or consent to) any of the following actions: (i) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Merger Subs or their respective Affiliates, (ii) terminating, amending or assigning existing relationships and contractual rights and obligations, (iii) requiring Parent, Merger Subs, the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party, (iv) imposing limitations on Parent, Merger Subs, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (except to the extent such limitations are otherwise expressly provided by this Agreement), or (v) otherwise offering, proposing, negotiating, agreeing to, committing to or effecting any other remedy, condition, or undertaking of any kind.

(c)           Notwithstanding anything contained herein, Parent shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Action under Antitrust Laws or Foreign Investment Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of any such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their reasonable determination in consultation with outside counsel, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d)           Without limiting any of the other obligations of Parent or its Subsidiaries in this Agreement, Parent agrees that, from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with the terms of Article VIII, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly acquire or agree to acquire (by merging or consolidating with or by purchasing all or a substantial portion of the assets of or equity in) any Relevant Business, if the entry into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to prevent or cause a material delay in the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Relevant Business” means any business, enterprise, operation, activity or service that involves, researches, develops, manufactures, operates, markets, supplies, licenses, sells or provides, in each case, directly or indirectly, spatial data, 3D capture products, 3D cameras or camera accessories, 3D photography, drone imaging capture or virtual tours, including but not limited to related technology or data platforms, software subscriptions, data licensing, applications, services or product hardware.

Section 6.4             Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access in a manner that does not unreasonably interfere with the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, offices and other facilities and books and records, and personnel of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Subs if such disclosure would reasonably be expected to violate applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or violate any attorney-client or other legal privilege; provided, that the Company and its Subsidiaries shall use reasonable best efforts to provide as much information as possible without violating such applicable Law or privilege. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the First Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.5             Non-Solicitation; Competing Proposals.

(a)           Except as expressly provided in Section 6.5(c) and Section 6.5(e), from the date of this Agreement until the earlier of the First Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any and all existing solicitation of, or discussions, communications or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly demand (and in any event, within forty-eight (48) hours after the execution of this Agreement) that each Third Party that has previously executed a confidentiality agreement for the purpose of evaluating a potential Competing Proposal promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and shall remove all access to any data room or electronic materials set up in response to or in connection with any actual or contemplated Competing Proposal from such Third Parties. Except as otherwise provided in Section 6.5(c) and Section 6.5(e), from the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall not permit or authorize its Subsidiaries’ other Representatives to, directly or indirectly, (i) initiate, seek, facilitate, solicit or knowingly encourage (including by way of furnishing information or assistance of any kind) the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal, (ii) enter into, continue or otherwise participate or engage in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish (or cause to be furnished) any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (iv) submit to the stockholders of the Company for their approval any Competing Proposal, or (v) resolve to do, or agree or announce an intention to do, any of the foregoing. The Company shall enforce, shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any standstill or similar provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights (except that if the Company Board (or any committee thereof) determines in good faith that compliance with the obligations contemplated by this sentence would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable Law, the Company may fail to comply with such obligations in order to permit a third party to make a Competing Proposal). Any breach of the restrictions contained in this Section 6.5 by any of the Company’s Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.5 by the Company.

(b)           The Company (i) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (A) of the receipt of any Competing Proposal, which notice shall include a complete copy of such Competing Proposal (and/or a summary of the terms and conditions thereof if not made in writing), and (B) of any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Competing Proposal or proposal that would reasonably be expected to constitute or lead to or result in a Competing Proposal, and disclose the identity of the other party (or parties) and the material terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, (ii) shall substantially concurrently (and in any case within twenty-four (24) hours) make available to Parent all material non-public information provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent, and (iii) shall keep Parent reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and material details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include copies of any proposed transaction agreements) relating to any Competing Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal, on the other hand.

(c)           Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the receipt of the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that the Company receives a Competing Proposal from any Person, (i) the Company and its Representatives may contact such Person (and its Representatives) to clarify the terms and conditions thereof and (ii) the Company and the Company Board and their respective Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) that the failure to take any of the foregoing actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company that would be deemed an “Acceptable Confidentiality Agreement” (as defined below), an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be furnished to Parent prior to or substantially concurrently with furnishing such information to such third party to the extent it was not previously made available to Parent or its Representatives.

(d)           Except as otherwise provided in Section 6.5(e), the Company Board shall not (i) (A) withdraw, withhold, qualify or modify, or propose to withdraw, withhold, qualify or modify, the Company Recommendation, in each case in a manner adverse to Parent or Merger Subs, (B) adopt, approve, declare advisable, endorse or recommend, or propose to adopt, approve, declare advisable, endorse or recommend, to the Company’s stockholders any Competing Proposal, (C) if any Competing Proposal is publicly announced, fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (D) in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Mergers in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve or authorize, or propose to adopt, approve or authorize, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted by and in compliance with Section 6.5(c)).

(e)           Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the Company Board may make an Adverse Recommendation Change only if (i) the Company Board (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) the Company has received a bona fide written Competing Proposal (which is not withdrawn) that the Company Board (A) has determined in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no Adverse Recommendation Change may be made unless and until (x) after the fourth (4th) Business Day following Parent’s receipt of a written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation” and such four (4) Business Day period, the “Company Notice Period”) and specifying in detail the reasons therefor, including, if the basis of the proposed action by the Company Board is an Intervening Event pursuant to Section 6.5(e)(i), the material facts and circumstances related to such Intervening Event, or if the basis of the proposed action by the Company Board is a Superior Proposal pursuant to Section 6.5(e)(ii), the material terms and conditions of any such Superior Proposal that is the basis of the proposed action, (y) during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith discussions and negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed by Parent with the goal of (A) obviating the need to effect an Adverse Recommendation Change or (B) causing such Competing Proposal to no longer constitute a Superior Proposal, as applicable, and (z) the Company Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 p.m., New York City time, on the last day of the Company Notice Period and shall have determined again in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to make an Adverse Recommendation Change pursuant to Section 6.5(e)(i) or Section 6.5(e)(ii), as applicable, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Any material change in facts with respect to such Intervening Event or amendment to the financial terms or any other material amendment of such Superior Proposal shall, in each case, require a new Notice of Adverse Recommendation and the Company shall be required to comply again with the requirements of this Section 6.5(e) with respect to such new written notice, and a new Company Notice Period pursuant to this Section 6.5(e) shall commence, except that the four (4) Business Day Company Notice Period referenced above shall instead be equal to two (2) Business Days.

(f)           Nothing in this Agreement shall restrict the Company or the Company Board from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosures to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change).

(g)           For purposes of this Agreement:

(i)           “Competing Proposal” means any bona fide written proposal or offer made by any Person (other than Parent, Merger Subs or any of their respective controlled Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act that, for purposes of evaluating whether such Competing Proposal may constitute a Superior Proposal, did not result from a material breach of Section 6.5 of this Agreement, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction, or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues, earnings or assets (based on the fair market value thereof, as determined by the Company Board (or any committee thereof) in good faith) of the Company and its Subsidiaries, taken as a whole.

(ii)           “Intervening Event” means any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance resulting from a breach of this Agreement by the Company) that (A) was not known to or reasonably foreseeable by (or if known or reasonably foreseeable, the material consequences of which were not reasonably foreseeable) the Company Board as of or prior to the date of this Agreement and which becomes known to, or reasonably foreseeable by, the Company Board following the date of this Agreement, (B) does not involve or relate to a Competing Proposal and (C) is material to, or otherwise materially affects the business, assets or operations of, the Company and its Subsidiaries, taken as a whole; provided, that none of the following, whether alone or in combination, shall constitute or be deemed to contribute to an Intervening Event: (1) any Competing Proposal; (2) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets or plans or internal or published forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account); and (3) changes in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account).

(iii)           “Superior Proposal” means a Competing Proposal as defined in clause (A) or (B) of Section 6.5(g)(i) (with all percentages in the definition of Competing Proposal increased to eighty percent (80%)) made by a Third Party that did not result from a material breach of Section 6.5 of this Agreement and that the Company Board determines in good faith, after consultation with its legal counsel and financial advisor and taking into account at the time of determination all such factors as the Company Board considers to be appropriate, including the various legal, financial and regulatory aspects or conditions of such Competing Proposal, (A) that is reasonably likely to be consummated if accepted and (B) that contains terms more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(e)).

Section 6.6             Directors’ and Officers’ Indemnification and Insurance.

(a)           For six years after the First Effective Time, the Surviving LLC shall, and Parent shall cause the Surviving LLC to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company’s Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the First Effective Time (and whether asserted or claimed prior to, at or after the First Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (the “Indemnified Liabilities”) and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the First Effective Time. In the event of any such Indemnified Liability under part (i) or (ii) of this paragraph (whether or not asserted before the First Effective Time), the Surviving LLC shall indemnify and pay the reasonable fees and expenses of counsel reasonably promptly and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the Company Charter, Company Bylaws and any indemnification agreements of the Company (that have been made available to Parent prior to the date hereof) in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b)           The Company shall be permitted to, prior to the First Effective Time, and if the Company fails to do so, Parent shall, and Parent shall cause the Surviving LLC to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed the amount set forth in Section 6.6(b) of the Company Disclosure Letter. If the Company and the Surviving LLC for any reason fail to obtain such “tail” insurance policy as of the First Effective Time, the Surviving LLC shall, and Parent shall cause the Surviving LLC to, continue to maintain in effect for a period of at least six (6) years from and after the First Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or Parent shall, and Parent shall cause the Surviving LLC to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c)           For not less than six (6) years from and after the First Effective Time, the certificate of formation and the limited liability company agreement of the Surviving LLC shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the First Effective Time than are currently set forth in the Company Charter or the Company Bylaws. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary that have been made available to Parent prior to the date hereof and as set forth on Section 6.6(c) of the Company Disclosure Letter shall be assumed by the Surviving LLC, without any further action, and shall continue in full force and effect in accordance with their terms following the First Effective Time.

(d)           In the event that Parent or the Surviving LLC or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving LLC or such transferee of all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e)           The Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Mergers and are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her successors, heirs or representatives. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving LLC, any other indemnification arrangement, applicable Law or otherwise.

Section 6.7            Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other substantive communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, (b) any Action commenced pursuant to a formal complaint or written demand to the Company or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Mergers or the transactions contemplated hereby, and (c) any event, change, or effect between the date of this Agreement and the First Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute the failure of any of the conditions set forth in Article VII of this Agreement to be satisfied.

Section 6.8             Public Announcements. Except as otherwise contemplated by Section 6.5, prior to the First Effective Time, the Company, Parent, Merger Sub I and Merger Sub II shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent a party determines, after consultation with outside counsel, disclosure is required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties.

Section 6.9             Employee Benefits.

(a)           Employees of the Company or its Subsidiaries who remain employees of Parent, the Surviving LLC or any of their Subsidiaries following the First Effective Time are hereinafter referred to as the “Continuing Employees”.  For the period commencing at the First Effective Time and ending on the first anniversary of the Closing Date (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving LLC or any of their respective Affiliates to, provide for each Continuing Employee while the Continuing Employee remains employed by Parent, the Surviving LLC or any of their Subsidiaries with (i) an annual base salary or hourly wage rate that is no less than the hourly wage rate or annual base salary applicable to each such Continuing Employee immediately prior to the First Effective Time, (ii) target annual cash incentive compensation opportunities that are no less than those in effect for each Continuing Employee immediately prior to the First Effective Time (excluding equity or equity-based incentive compensation opportunities and specific performance goals), and (iii) employee benefits (including defined contribution retirement plan benefits, remote work arrangements and health and welfare benefits, but excluding equity or equity-based incentive compensation opportunities, change in control, retention or similar benefits, supplemental executive retirement arrangements, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans and specific performance goals for any cash incentive compensation) that are substantially comparable in the aggregate to those in effect for each Continuing Employee immediately prior to the First Effective Time. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving LLC or any of their respective Affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated by the Surviving LLC or its Subsidiaries other than for cause during the Continuation Period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon such termination of employment under the applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries as set forth on Section 6.9(a) of the Company Disclosure Letter in accordance with the terms of such arrangement as in effect immediately prior to the First Effective Time; provided, that Parent may condition such payments and benefits upon execution by the applicable Continuing Employee of a release of claims in a form reasonably satisfactory to Parent.

(b)           For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving LLC or any of their respective Subsidiaries providing benefits to any Continuing Employees after the First Effective Time (collectively, the “New Plans”), Parent shall use commercially reasonable efforts so that Continuing Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries, except to the extent any such service credit would result in the duplication of benefits; provided, that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan, retiree medical plan or similar New Plans. In addition and without limiting the generality of the foregoing: (i) Parent shall use commercially reasonable efforts so that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement in which such Continuing Employee participated immediately before the First Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date begins to be taken into account under such New Plan for the calendar year in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           If requested in writing by Parent no later than five (5) Business Days prior to the expected Closing Date, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Company Benefit Plan sponsored by the Company or its Subsidiaries that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned after the Closing. The Company will provide Parent with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof by the Company Board and shall deliver evidence to Parent that the Company Board approved such resolutions. Parent shall establish or designate a replacement plan intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Parent 401(k) Plan”) for which Continuing Employees shall become eligible to participate immediately after the Closing Date. Parent shall take all steps reasonably necessary to cause such Parent 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from a Company 401(k) Plan, including a rollover of any associated plan loans, as directed by the Continuing Employees.

(d)           Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) require Parent to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time, (iii) be construed to prohibit Parent from amending or terminating any employee benefit program or any New Plan, and (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

(e)           The Company shall, and shall cause its Subsidiaries to, and Parent shall, reasonably cooperate in satisfying all legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor union, labor organization, workers’ association, works council or similar employee representative organization (each, a “Labor Organization”) which is representing any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the “Labor Consultations”). In connection with the Labor Consultations, the Company shall (i) keep Parent fully informed of the status of the Labor Consultations process and shall promptly provide Parent with a true and certified copy of any opinion or statement delivered by an applicable labor or trade union, works council, labor organization or other employee representative, (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any communications delivered to any Labor Organization and consider in good faith Parent’s reasonable comments thereon and (iii) use reasonable best efforts to refrain from, and to cause its Affiliates to refrain from, doing anything that is reasonably likely to prejudice the expeditious completion of any of the Labor Consultations.

Section 6.10           Conduct of Business by Parent Pending the Mergers. Parent and Merger Subs covenant and agree with the Company that between (and including) the date hereof and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 6.10 of the Parent Disclosure Letter or as expressly contemplated by any other provision of this Agreement or as required by applicable Law, unless the Company provides prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), Parent and Merger Subs shall not:

(a)           amend, modify, waive, rescind or otherwise change any of the Parent Organizational Documents in a manner that would adversely affect the stockholders of the Company relative to the other holders of Parent Shares;

(b)           split, combine, subdivide, reduce or reclassify any of its capital stock or other Equity Interests, except for (i) any such transactions involving only wholly-owned Subsidiaries of Parent, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 3.1(e), and for which the proper adjustment is made;

(c)           liquidate (completely or partially), dissolve or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of Parent;

(d)           declare, authorize, set aside, pay or make any dividend or other distribution payable in cash, stock, property or otherwise, with respect to Parent’s capital stock or other Equity Interests;

(e)           knowingly take any action that is intended to materially delay, impede or prevent the consummation of the Mergers and the other transactions contemplated by this Agreement on or before the Termination Date; or

(f)           commit to, resolve or enter into any agreement to do any of the foregoing.

Section 6.11          No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, Merger Subs or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.12           Rule 16b-3 Matters. Prior to the First Effective Time, the Company and Parent shall, as applicable, take such actions, if any, as may be reasonably necessary or appropriate to ensure that (a) the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Shares (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13          Stock Exchange Matters. Parent shall, and the Company shall cooperate with Parent to, cause the Company’s securities to be de-listed from The Nasdaq Global Market and de-registered under the Exchange Act as soon as practicable following the First Effective Time; provided that such delisting and termination shall not be effective until after the First Effective Time. Prior to the First Effective Time, Parent shall, and the Company shall cooperate with Parent to, use reasonable best efforts to cause the Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.14           Director Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent resignations executed by each director of the Company, in each case, as in office as of immediately prior to the First Effective Time and which such resignations shall be effective upon (and conditioned upon) the First Effective Time.

Section 6.15          Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company or the Mergers, the Voting Agreement or the other transactions contemplated by this Agreement, then the Company shall take any and all actions reasonably necessary to render such statutes inapplicable to the foregoing.

Section 6.16          Certain Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Action. The Company shall give Parent the opportunity to consult with the Company regarding, or participate in, the defense or settlement of any such Action, and shall give reasonable and good faith consideration to Parent’s advice with respect to such Action. The Company may not enter into any settlement agreement in respect of such Action against the Company and/or its directors or officers relating to this Agreement or any of the other transactions contemplated hereby without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.16 and Section 6.3, this Section 6.16 will control.

Section 6.17          FIRPTA Certificate. The Company shall provide a statement and accompanying IRS notice (the “FIRPTA Certificate”) in a form reasonably acceptable to Parent, each dated as of the Closing Date, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i) certifying that the stock of the Company is not a “United States real property interest” within the meaning of Section 897 of the Code; provided, that if the Company fails to provide a FIRPTA Certificate, the sole and exclusive remedy of Parent shall be that it may withhold the amount required to be withheld pursuant to Section 1445 of the Code from any payment made to or for the benefit of a Company stockholder hereunder.

Section 6.18          Private Warrants. Following the date hereof, the Company shall use commercially reasonable efforts to cause the holder of each Private Warrant that is outstanding and unexercised to execute a conditional exchange agreement in substantially the form attached as Exhibit B hereto (the “Private Warrant Conditional Exchange Agreement”).

Section 6.19          Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.20           Certain Tax Matters.

(a)           None of the parties shall (and each party shall cause its respective Subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) would or would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, other than any action expressly contemplated by this Agreement. The parties intend this Agreement to meet the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i). The parties shall treat, for U.S. federal income tax purposes, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or other applicable Law).

(b)           Each of Parent, Merger Sub I, Merger Sub II and the Company shall use its commercially reasonable efforts to cooperate in good faith in order for the Company to obtain from Foley & Lardner, counsel to the Company (“Company’s Counsel”), any Tax opinions required to be filed with the SEC in connection with the Form S-4. In connection therewith, Parent shall deliver to Company’s Counsel, a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Parent, and the Company shall deliver to Latham & Watkins LLP, as Parent’s counsel, and Company’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of the Company; provided that, in each case, the representation letter shall contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow Company’s Counsel to provide any Tax opinion requested by the SEC.

Article VII

CONDITIONS TO THE MERGERs

Section 7.1             Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent, Merger Sub I and Merger Sub II at or prior to the First Effective Time of the following conditions:

(a)            the Requisite Stockholder Approval shall have been obtained;

(b)           (i) any waiting period (or any extension thereof) applicable to the consummation of the Mergers under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date or event, the Mergers, shall have expired or been terminated or early termination thereof shall have been granted, and (ii) the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter shall have expired, been terminated or been obtained;

(c)           no (i) Law or Order shall have been issued, entered, promulgated or enacted that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Mergers and remains in force or (ii) injunction, Order or award restraining or enjoining, or otherwise prohibiting, the consummation of the Mergers shall have been issued by any Governmental Authority having jurisdiction over any party and remain in force;

(d)           The Parent Shares to be issued in the First Merger and such other Parent Shares to be reserved for issuance in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(e)           The Form S-4 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall have been initiated or threatened (and not withdrawn) by the SEC.

Section 7.2             Conditions to Obligations of Parent, Merger Sub I and Merger Sub II to Effect the Mergers. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the First Effective Time of the following conditions:

(a)           (i) the representations and warranties of the Company contained in Section 4.9(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (ii) the representations and warranties of the Company contained in Section 4.2 (a), (b), (d) and (f) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (iii) each of the representations and warranties contained in Section 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Authority Relative to Agreement), Section 4.20 (Vote Required), Section 4.21 (Fairness Opinion), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes) and Section 4.27 (Ownership of Parent Shares) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (iv) all other representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c)           the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(d)           the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3             Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the First Effective Time of the following conditions:

(a)             (i) each of the representations and warranties contained in Section 5.1 (Organization and Qualification) Section 5.2 (Capitalization), and Section 5.3 (Authority Relative to Agreement), Section 5.9 (Absence of Certain Changes or Events) and Section 5.16 (Share Ownership) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (ii) all other representations and warranties of Parent and Merger Subs contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and Merger Subs shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)           Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d) have been satisfied; and

(d)           from the date of this Agreement until the Closing Date, no Parent Material Adverse Effect shall have occurred.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)           by mutual written consent of each of Parent and the Company; or

(b)           by either Parent or the Company, if:

(i)           the Mergers shall not have been consummated on or before January 21, 2025 (the “Termination Date”) for any reason; provided that (A) if on such date, the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law or Foreign Investment Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then the Termination Date shall be automatically extended for a period of ninety (90) days, (B) if on such date as extended pursuant to the foregoing clause (A), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law or Foreign Investment Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then the Termination Date shall be automatically extended for an additional period of ninety (90) days and (C) if on such date as extended pursuant to the foregoing clause (B), the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (where the failure of such condition set forth in Section 7.1(c) to be satisfied is a result of any Law or Order arising under any Antitrust Law or Foreign Investment Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), then the Termination Date shall be automatically extended for an additional period of ninety (90) days; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Subs) whose failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the First Effective Time to occur on or before the date of such termination;

(ii)           prior to the First Effective Time, any Governmental Authority with jurisdiction over the parties hereto shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the Mergers, and any appeals of such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.3; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Subs) whose failure to perform any of its obligations under this Agreement has been a principal cause of or resulted in the issuance of such Law or Order or taking of such action; or

(iii)           the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company if the Company’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Requisite Stockholder Approval); or

(c)            by the Company, if:

(i)           Parent or Merger Subs shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Merger Subs on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Merger Subs, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.2(a) or Section 7.2(c) not then being satisfied;

(ii)           prior to obtaining the Requisite Stockholder Approval, the Company Board (or a committee thereof) shall have determined to terminate this Agreement in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided, that (A) if the Company breached Section 6.5, such breach was not the principal cause of, or did not result in, such Superior Proposal, and (B) concurrently with or prior to such termination, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(a)(ii); or

(d)            by Parent, if:

(i)           the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Subs is then in breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.3(a) or Section 7.3(b) not then being satisfied; or

(ii)           an Adverse Recommendation Change shall have occurred (whether or not permitted to do so under the terms of this Agreement).

Section 8.2             Effect of Termination. In the event that this Agreement is validly terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or willful breach occurring prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms. For purposes of this Agreement, (i) “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” means actual fraud under Delaware law.

Section 8.3             Termination Fees.

(a)           The Company shall pay the Termination Fee to Parent if the Agreement is terminated as follows:

(i)           If this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(iii) (Requisite Stockholder Approval) at a time when this Agreement was terminable by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change) or terminated by Parent pursuant to Section 8.1(d)(ii) (Adverse Recommendation Change), then the Company shall pay the Termination Fee on the second (2nd) Business Day following such termination;

(ii)           If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) (Superior Proposal), then the Company shall pay the Termination Fee concurrently with such termination; and

(iii)        (x) If this Agreement is terminated (A) pursuant to Section 8.1(b)(iii) (Requisite Stockholder Vote), (B) pursuant to Section 8.1(d)(i) (Company Breach) or (C) pursuant to Section 8.1(b)(i) (Termination Date), (y) in any such case a Competing Proposal shall have been publicly announced or, in the case of a termination pursuant to clause (B) or (C), otherwise communicated to the Company Board (and not withdrawn) after the date of this Agreement and prior to the date of the Stockholders’ Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of such Competing Proposal is consummated or the Company enters into a definitive agreement in respect of such Competing Proposal, then the Company shall pay the Termination Fee on the second (2nd) Business Day following the date the Company enters into such transaction (provided, that solely for purposes of this Section 8.3(a)(iii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 6.5(g)(i), except that all references to 20% shall be changed to 50%).

(iv)           Any Termination Fee due by the Company under this Section 8.3(a) shall be paid by the Company by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b)           Parent shall pay the Reverse Termination Fee to the Company on the second (2nd) Business Day following such termination if (i) the Agreement is terminated pursuant to Section 8.1(b)(i) (Termination Date) or Section 8.1(b)(ii) (Legal Restraint) (with respect to Section 8.1(b)(ii), solely to the extent the applicable Law or Order arises under the HSR Act or any other Antitrust Law or Foreign Investment Law) and (ii) all of the conditions to Closing set forth in Article VII shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on or before the date of termination), other than the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(c), solely to the extent that such Law or Order arises under the HSR Act or any other Antitrust Law or Foreign Investment Law). The Reverse Termination Fee due by Parent under this Section 8.3(b) shall be paid by Parent by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion).

(c)           Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, (x) Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Merger Subs against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; and (y) the Company’s receipt in full of the Reverse Termination Fee pursuant to Section 8.3(b), in circumstances where the Reverse Termination Fee is owed pursuant to Section 8.3(b), shall constitute the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent and Merger Subs and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform; provided, further, that notwithstanding the foregoing, the Company, Parent and Merger Subs shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9.

(d)           Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee and Reverse Termination Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, then Parent or the Company, as applicable, shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4             Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5             Extension; Waiver. At any time prior to the First Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6             Expenses; Transfer Taxes. Except as expressly set forth herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses. All (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement shall be paid by the party legally responsible for such Taxes. The parties shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Article IX

GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the First Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the First Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2             Notices. All notices, requests, consents, claims, demands, waivers and other communications required or permitted hereunder, or otherwise given in connection with this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by email (with email confirmation of receipt), addressed as follows:

if to Parent or Merger Subs:

CoStar Group, Inc.

1331 L Street, NW

Washington, DC 20005

Attention:      Scott Wheeler

                           Gene Boxer

Email:	***** *****

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:      Charles K. Ruck

Daniel E. Rees

Email:	***** *****

if to the Company:

Matterport, Inc.

352 E. Java Drive

Sunnyvale, CA 94089

Attention:      RJ Pittman

Matthew Zinn

Email:	***** *****

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

525 University Ave, #400

Palo Alto, CA 94301

Attention:      Louis Lehot

Brandee Diamond

Email:	***** *****

or to such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3             Interpretation.

(a)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)           Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)           The words “hereof,” “herein,” “hereby,” “hereunder,” “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (but, for the avoidance of doubt, articles, sections, clauses, paragraphs, exhibits, annexes and schedules (inclusive of the Company Disclosure Letter and Parent Disclosure Letter) shall be considered part of this Agreement). Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Merger Subs (or words of similar import) include the documents posted to the VDR at least one (1) calendar day prior to the date hereof.

Section 9.4             Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Mergers be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6             Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Voting Agreements, any Private Warrant Conditional Exchange Agreements, the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7             No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the Indemnified Parties (with respect to Section 6.6 from and after the First Effective Time) and (B) the Company Related Parties and Parent Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 9.8             Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Subs or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9             Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Mergers and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 9.10             Consent to Jurisdiction.

(a)           Each of the parties hereto hereby, with respect to any legal claim or Action arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (v) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Subs and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each party irrevocably consents to the service of process in the manner provided for notices in Section 9.2 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.11           Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12           WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUBS AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUBS OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Subs and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COSTAR GROUP, INC.

By:	/s/ Scott Wheeler
Name: Scott Wheeler
Title: Chief Financial Officer

MATRIX MERGER SUB, INC.

By:	/s/ Scott Wheeler
Name: Scott Wheeler
Title: President

MATRIX MERGER SUB II LLC

By:	/s/ Scott Wheeler
Name: Scott Wheeler
Title: President

MATTERPORT, INC.

By:	/s/ RJ Pittman
Name: RJ Pittman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, investigation, notice, complaint, audit, suit or proceeding.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended; the Clayton Antitrust Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act; and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Average Parent Share Price” means the average of the VWAPs for the twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the First Effective Time.

“Blue Sky Laws” mean state securities or “blue sky” laws.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe, welfare or other plan, program, agreement, contracts policy or arrangement (whether or not in writing) providing for benefits or compensation, in each case, (i) which is maintained, sponsored or contributed to (or required to be contributed to) for the benefit of or relating to any current or former director, officer, consultant, employee or other individual service provider of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” mean, collectively, (i) Company Options and (ii) Company RSUs.

“Company Equity Plan” means, collectively, the Company’s 2021 Incentive Award Plan and the Company’s 2011 Stock Incentive Plan, in each case, as amended and/or restated from time to time.

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“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Intellectual Property” means any and all Intellectual Property, including Registered IP, that is owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, fact, condition, development, occurrence, or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to (1) prevent, materially impede or materially delay the Company from consummating the Mergers or any of the other transactions contemplated by this Agreement or (2) result in a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions, developments, occurrences or circumstances which, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, fact, condition, development, occurrence or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change or proposed change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent; (vi) any action or omission of the Company taken with the consent of Parent or as required of the Company by the terms of this Agreement (other than its obligations to operate its business in the ordinary course); or (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions, developments, occurrences or circumstances have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Company Material Adverse Effect.

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“Company Option” means each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan or otherwise.

“Company Privacy Policies” mean the applicable privacy and security policies, including any public statements made, in writing, by the Company or its Subsidiaries relating to Personal Information.

“Company Products” means all software (including Company Software), products and services offered, owned, developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries, as well as any product or service under development by or for the Company or any of its Subsidiaries.

“Company Recommendation” means the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval of the Mergers.

“Company RSU” means each restricted stock unit granted pursuant to a Company Equity Plan or otherwise pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Software” means all software offered, owned, developed, marketed, licensed, sold, distributed, or otherwise made available by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 16, 2023, by and between Parent and the Company as supplemented by Addendum #1 entered into as of March 22, 2024.

“Contract” means any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, bid, sales order, task order, delivery order, license, indenture, note, mortgage, bond, loan, instrument, understanding, arrangement, undertaking, permit, concession, franchise, commitment or other agreement, together with all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Data Partners” mean all vendors, processors, or other third parties processing or otherwise with authorization to access Personal Information and/or sharing Personal Information with the Company or its Subsidiaries.

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“Environmental Laws” mean all Laws relating to (i) protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource (ii) protection of the health and safety of employees (to the extent relating to exposure to Hazardous Materials) or (iii) pollution or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, discharge, transport, cleanup or handling of harmful or deleterious materials, including the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto, and other similar state and local statutes, in effect as of the date hereof.

“Equity Interest” means, with respect to any Person, (a) any share, capital stock, partnership, limited liability company interest, membership interest, unit of participation or similar equity interest (however designated and whether voting or non-voting) in such Person, (b) any option, purchase right, conversion right, exchange right, share of restricted stock, restricted stock unit, profits interest, contingent value rights, performance share or unit, subscription, warrant, call, right or other contractual obligation which would entitle any other Person to acquire any equity or equity-based interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights) and (c) and other securities exercisable, exchangeable or convertible into any of the foregoing, including any convertible debt instrument.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, for any Person, each entity, Person or trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the number of Parent Shares being issued for each share of Company Common Stock as the Per Share Stock Consideration, determined as follows:

(i)	if the Average Parent Share Price is greater than or equal to $94.62 (the “Ceiling Price”), then the Exchange Ratio shall be set at 0.02906;

(ii)	if the Average Parent Share Price is less than or equal to $77.42 (the “Floor Price”), then the Exchange Ratio shall be set at 0.03552; or

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(iii)	if the Average Parent Share Price is greater than the Floor Price and less than the Ceiling Price, then the Exchange Ratio shall be equal to the quotient of (x) $2.75 divided by (y) the Average Parent Share Price.

“Expenses” mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and the Form S-4, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws or Foreign Investment Laws, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Foreign Investment Laws” means any applicable Laws that are designed or intended to prohibit, restrict or regulate actions by Persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests to address national security or public order or similar policy goals.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, or any agency or instrumentality of such government or political subdivision, any arbitrator, court or tribunal of competent jurisdiction, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Hazardous Materials” mean all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous wastes, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law, including any petroleum and its by-products, radioactive materials, friable asbestos or polychlorinated biphenyls, mold, urea formaldehyde insulation, silica, chlorofluorocarbons and all other ozone-depleting substances, and per- and polyfluoroalkyl substances (PFAS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

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“Intellectual Property” means all intellectual property and proprietary rights, which may exist or be created under the laws of any jurisdiction worldwide, whether registered or unregistered, including all: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, trade dress and service mark rights and similar rights; (iv) trade secret rights; (v) patents and industrial property rights; and (vi) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of the following officers and employees of the Company or Parent, as applicable, after reasonable inquiry with respect to any matter in question: (i) for the Company, as set forth in Section 1.1 of the Company Disclosure Letter; and (ii) for Parent, as set forth in Section 1.1 of the Parent Disclosure Letter.

“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses enacted, promulgated, enforced or imposed by any Governmental Authority, in each case, having the force of law.

“Lien” means liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Open Source Software” means any software that is distributed or licensed as open source software, public source software, or freeware, or pursuant to any license identified as an “open source license” by the Open Source Initiative (http://www.opensource.org/licenses), or other license that substantially conforms to the Open Source Definition (http://www.opensource.org/osd) (any such license an “Open Source Software License”).

“Order” means any writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered in any Action, by any arbitrator or by any Governmental Authority.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Plans” means the Parent 2007 Stock Incentive Plan, the Parent 2016 Stock Incentive Plan, the Parent Management Stock Purchase Plan, and the Parent ESPP, in each case, as amended, supplemented or modified from time to time.

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“Parent Material Adverse Effect” means any change, event, effect, fact, condition, development, occurrence or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to (1) prevent, materially impede or materially delay Parent from consummating the Mergers or any of the other transactions contemplated by this Agreement or (2) result in a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions, developments, occurrences or circumstances which, to the extent they relate to or result from the following shall be excluded from the determination of Parent Material Adverse Effect: (i) any change, event, effect, fact, condition, development, occurrence, or circumstance generally affecting any of the industries or markets in which Parent or its Subsidiaries operate; (ii) any change or proposed change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of Parent and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Parent or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Company; (vi) any action or omission by Parent taken with the consent of the Company or as required of Parent by the terms of this Agreement (other than its obligations to operate its business in the ordinary course); or (vii) any changes in the market price or trading volume of Parent Shares, any failure by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions, circumstances, developments or occurrences have a disproportionate effect on the Parent and its Subsidiaries relative to other participants in the industries in which Parent and its Subsidiaries operate, such changes, events, effects, facts, conditions, developments, occurrences or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Parent Material Adverse Effect.

“Parent Organizational Documents” means the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Subs.

“Parent Shares” means the shares of common stock, par value $0.01 per share, of Parent.

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“Permitted Lien” means (a) any statutory Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents (with respect to the Company) or Parent SEC Documents (with respect to Parent and Merger Subs) or incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company or Parent, as applicable, with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent or the Company, as applicable, in writing, (c) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect (with respect to the Company) or Parent Material Adverse Effect (with respect to Parent and Merger Subs), including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession, and (iii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, entitlements, building codes, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business consistent with past practice or arising by operation of law or that are not otherwise material, (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (g) non-exclusive licenses of Intellectual Property, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business consistent with past practice to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business consistent with past practice, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business consistent with past practice in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements, (l) Liens consented to or created by (or at the request of) Parent, Merger Subs or any of their respective Affiliates (with respect to the Company) or the Company and its Affiliates (with respect to Parent and Merger Subs), and (m) Liens, encumbrances, or other exceptions to any title insurance policy related to any Leased Real Property, if any.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, an unincorporated organization or any other entity or group, including a Governmental Authority.

“Personal Information” means any data or information, in any form, (a) directly or indirectly, concerning, related to or capable of being used to identify, contact or locate a natural Person, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number, IP address, browsing history, search history or other website, application or online activity or usage data and/or (b) that is “personal information,” “personal data,” “protected health information,” “nonpublic personal information,” “personally identifiable information” or any similar term under any Company Privacy Commitment.

“Privacy Laws” mean all Laws, directives, and Company Privacy Policies governing the receipt, collection, compilation, use, storage, sharing, security, integrity, disclosure or transfer (including across borders) or other processing of Personal Information; data breach and breach notification; consumer protection; profiling and tracking; direct marketing (including via text messages, phone and email); financial information; and any payment card information.

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“Private Warrants” mean those certain private warrants exercisable for shares of Company Common Stock pursuant to the Warrant Agreement.

“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, registered domain names, and all applications for any of the foregoing.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, dispersal, leaching, escaping or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Representatives” mean, as to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Reverse Termination Fee” means an amount equal to $85,000,000.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

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“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax), including with respect to income, franchises, windfall or other profits, gross receipts, real or personal property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, customs duties, tariffs, branch profits, license, excise, severance, occupation, premium, escheat, environmental, disability, registration, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Authority” or “Taxing Authority” means any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means returns, reports, declarations and information returns or statements of any kind, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Tax Authority, including any claim for refund.

“Termination Fee” means an amount equal to $50,000,000.

“Third Party” means any Person or group other than Parent, Merger Subs and their respective Affiliates.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trading Day” means any day on which NASDAQ is open for trading.

“Treasury Regulations” mean the income tax regulations promulgated under the Code.

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“VDR” means any electronic data room for “Project Royco” and maintained by the Company for purposes of the Mergers and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Royco”.

“VWAP” means, for any Trading Day, the volume-weighted average price at which the Parent Shares trade on NASDAQ as reported by Bloomberg L.P. calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session hours.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 15, 2020, by and between Gores Holdings VI, Inc. and Continental Stock Transfer & Trust Company, as amended.

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